Exhibit 10.26

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

SUPPLY AGREEMENT

by and between

STRYKER CORPORATION,
ACTING THROUGH ITS INSTRUMENTS DIVISION

and

SYNERGETICS, INC.

TABLE OF CONTENTS

Article 1	Definitions	1

Article 2	Supply, Delivery and Inventory	4

2.1	In General	4

2.2	Purchase Orders	4

2.3	Delivery, Title and Risk of Loss	5

2.4	Packaging and Shipment	5

2.5	Location	5

2.6	Forecasting	5
2.7	Engineering Change Orders	6

Article 3	Acceptance and Rejection of Products	6

3.1	Acceptance and Rejection Procedure	6

3.2	Consequences of Rejection	6

3.3	Latent Defects	7

Article 4	Pricing	7

4.1	Pricing	7

4.2	Price Changes	7

4.3	Taxes	7

4.4	Invoices for Products	7

4.5	Acceptance	8

Article 5	Electronic Commerce	8

5.1	Availability	8

5.2	Proper Receipt	8

5.3	Garbled Transmissions	8

5.4	Signatures	8

5.5	Verification	8

5.6	System Operations	8

5.7	Security Procedures	9

5.8	Binding Commercial Transactions	9

Article 6	Term and Termination	9

6.1	Term	9

6.2	Termination	9

6.3	Transition Assistance	10

Article 7	Representations, Warranties and Related Covenants	11

7.1	Compliance	11

7.2	Shelf Life Expiration	11

7.3	Product Warranty	11

7.4	Intellectual Property	11

7.5	Notification	12

7.6	Environmental, Health and Safety	12

7.7	MSDS	12

7.8	Authority, Conflicts and Validity	12

7.9	Absence of Claims	13

7.10	Obligations	13

7.11	Related Parties	13

7.12	Work Authorization	13

7.13	Cumulative Effect	13

7.14	Obligation to Notify	13

Article 8	Complaints; Adverse Events Reporting and Recalls	14

8.1	Obligations of Supplier	14

Article 9	Confidential Information	14

9.1	Confidential Information	14

9.2	Non-Disclosure and Non-Use	14

9.3	Exceptions	14

9.4	Return or Destruction of Materials	15

9.5	Irreparable Harm	15

9.6	Stryker	15

9.7	Compelled Disclosure	15

Article 10	Inventions, Copyrights; Tooling and Equipment	15

10.1	Effect of Agreement	15

10.2	Title	16

10.3	Disclosure	16

10.4	Tools	16

10.5	Copyrights	16

10.6	Third Parties	17

10.7	Stryker Technology	17

10.8	License to Stryker Technology	17

10.9	Post-Term License	17

10.1	Retained Intellectual Property Rights	18

10.11	License to Retained Intellectual Property Rights	18

10.12	Goodwill	18

Article 11	Release of Information	18

11.1	Approval Required	18

Article 12	Indemnification	18

12.1	Indemnification by Supplier	18

12.2	Third Party Claims	19

12.3	Other Claims	20

Article 13	Insurance	20

13.1	Obligation to Maintain	20

Article 14	Regulatory Approvals, Audits and Records, Quality Assurance and Process Controls

14.1	510(k); CE Marking	21

14.2	Audit Rights	22

14.3	Change of Location	22

14.4	Record-Keeping	22

14.5	Inspection and Testing	23

14.6	Quality Management System & Procedures	23

14.7	Access for CGMP Audit	23

14.8	Quality Agreement/Plan	23

14.9	Operations Processes	23

Article 15	Independent Contractor	23

15.1	Relationship of the Parties	23

15.2	Right to Direct Services	24

15.3	No Right to Participate in Stryker Plans	24

Article 16	Assignment	24

16.1	Assignment Restrictions	24

Article 17	Subcontractors	24

17.1	Stryker Consent	24

17.2	Independent Subcontractors	25

17.3	Subcontractor Agreement Terms	25

Article 18	Permits	25

18.1	Obligations of Supplier	25

Article 19	Work on Stryker's Premises, Security and Health Services	25

19.1	Contractor Safety Manual	25

19.2	Searches, etc.	25

19.3	Impropriety, Theft or Loss	26

19.4	Right of Approval; Replacements	26

19.5	Accidents, Injury, Damage and Discharges	26

19.6	Response and Indemnification	26

19.7	Right to Bar; Compliance	26

Article 20	Disaster Recovery Plan and Business Continuity	27

20.1	Supplier’s Obligations	27

Article 21	Force Majeure	27

21.1	Force Majeure Event	27

21.2	Exclusions.	27

Article 22	Governing Law; Dispute Resolution	27

22.1	Governing Law	27

22.2	Dispute Resolution	27

Article 23	Compliance with Laws	27

23.1	Compliance with Laws	27

Article 24	Notices	27

Article 25	Miscellaneous	27

25.1	Remedies	27

25.2	Counterparts.	28

25.3	Waiver; Modification of Agreement	28

25.4	Survival	28

25.5	Severability	28

25.6	Exhibits	28

25.7	Entire Agreement	28

25.8	Interpretation.	28

25.9	Non-Compete	29

Exhibit 10.26

SUPPLY AGREEMENT

THIS SUPPLY Agreement is effective as of March 31, 2010 ("Effective Date") by and between SYNERGETICS, INC., a Missouri corporation ("Supplier"), and STRYKER CORPORATION, a Michigan corporation, acting through its Instruments Division ("Stryker").

Background

A.            Supplier is a wholly-owned subsidiary of Synergetics USA, Inc. and distributes the Omni control module, handpieces, ultrasonic accessory tips and disposable tubing sets throughout the world.  Mutoh Co., Ltd. manufacturers the control module and handpieces, while Supplier manufactures the ultrasonic accessory tips and disposable tubing sets.

B.            Stryker, Supplier and an affiliate of Supplier have entered into an Asset Purchase Agreement dated November 10, 2009, as amended by an Amendment to Asset Purchase Agreement dated effective as of March 29, 2010 (the "Purchase Agreement"), which contemplates the execution of this Agreement as a condition to the closing thereof.  Pursuant to the Purchase Agreement, concurrent with the execution of this Agreement, Stryker will purchase certain assets associated with Supplier's product line of control modules, handpieces, ultrasonic accessory tips, disposable tubing sets and related items intended for use with the Sonopet device, including all product designs, design specifications, and Intellectual Property Rights used by Supplier in manufacturing, producing, or constructing the Products, except as specifically excluded under the Purchase Agreement.

C.            Stryker desires to retain Supplier to manufacture and supply for Stryker the ultrasonic accessory tips and other certain related Products and desires to oversee, direct and control the quality of all such products through audits, testing, and establishing quality standards in order to promote compliance with applicable regulatory standards, subject to and in accordance with the terms and conditions of this Agreement.

ACCORDINGLY, in consideration of the mutual promises and benefits made and contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1.    Definitions

When used in this Agreement with initial capitalization, whether in the singular or in the plural, the following terms shall have the following meanings:

"Action" means any arbitration, charge, complaint, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or arbitrator.

"Affiliate" means any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Party specified.

"Agreement" means this Supply Agreement, Exhibits referenced in Section 25.6, and any additional documents specifically incorporated by reference in this Agreement.

"A.M. Best Rating" means a rating provided by A.M. Best Company, Inc. a company headquartered in Oldwick, New Jersey that is designated as a nationally recognized statistical rating organization (NRSRO) by the United States Securities and Exchange Commission.

"CGMP" means the current good manufacturing practices of the Quality System Regulation, 21 C.F.R. 820 (Medical Devices) promulgated by the Food and Drug Administration.

"Confidential Information" is defined in Section 9.1.

"Copyright Act" means the federal Copyright Act of 1976.

"ECO" means an engineering change order.

"Damages" is defined in Section 12.1.

"Force Majeure Event" is defined in Section 21.1.

"Forecast Report" is defined in Section 2.6.

"Goodwill" is defined in Section 10.12.

"Indemnity Notice" is defined in Section 12.3.

"Initial Term" is defined in Section 6.1.

"Intellectual Property Rights" means: (i) patents, design patents, industrial design registrations, copyrights and copyrightable works, trademarks, trademark registrations, licensed trade-mark rights, service marks, servicemark registrations, trade names, service names, brand names, logos, trade dress, Internet domain names, registrations, and all applications for any of the foregoing, including all priority applications, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, and all foreign counterparts thereof, and all goodwill symbolized thereby and appurtenant thereto and any licenses or sublicenses with respect to any of the foregoing; (ii) trade secrets, concepts, ideas, discoveries, products, procedures, methods, materials, inventions, technology, formulae, know-how, show-how, proprietary information, research material, specifications, surveys, designs, drawings, processes, improvements, developments and other similar rights (including other unpatented or unpatentable proprietary or confidential information, systems or procedures); (iii) computer software and related documentation, including operating software, source and object code, network software, firmware, middleware, design software, design tools, schematics, compilers, design and functional specifications, management information systems, systems documentation and instructions, algorithms, databases and the tangible objects in which the foregoing rights are embodied; (iv) World Wide Web sites, World Wide Web pages, components, scripts (including cgi scripts), classes, interfaces, forms, databases, Java applets, Web-related code (including HTML, XML DHTML, Java, Active Server Pages and any similar code) and browser plug-ins; (v) artwork, photographs, drawings, graphics, animation, editorial copy and materials, formats, color schemes, look-and-feel, functions, features and designs, including all content currently or previously displayed through Internet sites; (vi) customer, partner, prospect and marketing lists, market research data, sales data and traffic Internet log files and related reports, data mining reports, third-party Internet reports (including traffic and referral reports) and user data; and (vii) registrations, applications, recordings, common law rights, works of authorship, "moral" rights of authors, licenses and other agreements relating to any of the foregoing.

"Latent Defect" means a flaw or other imperfection in any article which is discovered after delivery, including defects which normally are not detected by examination or routine tests, but which are present at time of manufacture and are aggravated by use.

"Non-Conforming" is defined in Section 3.1.

"Option" means the option under Section 4.20 of the Purchase Agreement to purchase certain Intellectual Property Rights of Supplier and its Affiliates.

"Option Assets" means the assets subject to the Option.

"Packaging" means bags, cases, cylinders, drums, pallets and other containers.

"Party" or "Parties" means in the singular, a company referred to in the preamble of this Agreement, or in the plural, all such companies, as context may so dictate.

"Patent Rights" is defined in Section 10.7.

"PPI" means the United States Producer Price Index for Surgical & Medical Instrument Manufacturing, as published by the United States Department of Labor, Bureau of Labor Statistics for the 12-month period ending six months prior to the effective date of the applicable price adjustment.

"Pricing Schedule" means the list of prices that Supplier may charge Stryker for the Products, as more fully described in Exhibit A.

"Products" means the products supplied by Supplier during the Term and as more fully described in Exhibit A.

"Purchase Order" means a purchase order in the form prescribed by Stryker from time to time and issued subject to the terms and conditions set forth in Exhibit C, as may be modified from time to time by Stryker.

"Quality Plan" means the Stryker terms relating to the quality, regulatory and related aspects of the supply of the Products, as modified by Stryker from time to time in its sole discretion (subject to Section 2.7) and identified by a sequential reference number, the current version of which is attached as part of Exhibit D.

"Renewal Term" is defined in Section 6.1.

"Representatives" is defined in Section 12.1.

"Retained Intellectual Property Rights" is defined in Section 10.10.

"Signature" is defined in Section 5.4

"Specifications" means the documents describing the functionality, performance and other technical attributes of the Products attached as part of Exhibit D and as the same may be amended or supplemented by Stryker from time to time (subject to Section 2.7).

"Stryker Indemnified Person" is defined in Section 12.1.

"Stryker Technology" is defined in Section 10.7.

"Tools" is defined in Section 10.4.

"Term" is defined in Section 6.1.

Article 2.  Supply, Delivery and Inventory

2.1            In General.   Supplier shall make available to Stryker those Products that are described in Exhibit A, and shall supply those Products at such time and place specified by Stryker.  Subject to the terms and conditions set forth in this Agreement, Stryker hereby appoints Supplier a preferred vendor.  Stryker will purchase the disposable tips set forth on Exhibit A from Supplier on an exclusive basis and Stryker will purchase the tubing, canisters and sterilization trays set forth on Exhibit A from Supplier on a non-exclusive basis. Notwithstanding the foregoing provision, if, for any reason, after being provided with reasonable notice of supply requirements either through ISupply or Forecast Reports, Supplier is unable to fulfill Stryker’s needs for disposable tips, then Stryker may purchase such products from a third party or manufacture the products for itself.

While Supplier may provide products similar to the Products to other companies, Supplier agrees that during the Term, Supplier will not directly or indirectly provide Products for any company that manufactures, distributes, markets or sells products that are competitive with those manufactured, distributed, marketed or sold by Stryker or its Affiliates.  Notwithstanding the foregoing provision or any other provision of this Agreement to the contrary, Supplier shall not be restricted by this Agreement from selling products similar to the Products to third parties for non-medical uses.

2.2            Purchase Orders.   Any and all Purchase Orders must state that they are placed subject to this Agreement.  Stryker may cancel a Purchase Order issued to Supplier upon 30 days prior written notice to Supplier, provided, however, Stryker shall not cancel orders for Products manufactured exclusively for Stryker that Supplier would be unable to sell to any other customer.

2.3            Delivery, Title and Risk of Loss.

(a)      Delivery.  Supplier shall deliver the Products ordered by Stryker in accordance with the Purchase Order issued and the Specifications, including Stryker's requirements of delivery dates, shipping, specifications, quantity, quality, Packaging and maintenance of inventory. Supplier shall provide a numbered packing slip for Products delivered to Stryker. At a minimum, Supplier's packing slip will contain the following information: (i) purchase order number, (ii) part number, (iii) description of the Product(s) shipped, (iv) lot number and (v) the quantity of Product(s) shipped. Delivery of the Products is not complete until all of the Products comprising Purchase Order have been actually received, inspected, and accepted by Stryker.  Acceptance is subject to Section 3.1, and such further terms as may be described in Exhibit D.

(b)      Title and Risk of Loss.   Products shall be delivered FOB (Stryker Instruments, Freight Collect), and title, risk of loss or damage to the Products remains with Supplier until the Products are actually received by Stryker, not including inspection and acceptance.

2.4            Packaging and Shipment.   Products shall be packed and shipped at no cost to Stryker in accordance with the Purchase Order, the Specifications, Stryker's instructions, and good commercial practice to ensure that no damage shall result during transportation. Further, where applicable, Supplier guarantees that the articles comprising each shipment or other delivery hereunder made by Supplier to Stryker is, as of the date of such shipment or delivery, in compliance with all applicable laws.  Supplier shall protect any item or part thereof that may deteriorate during shipment or storage.  Supplier shall provide additional information as specified in Exhibit D.

Supplier shall indicate any back-ordered items on packing slip and invoices.  Signed proof of delivery does not constitute or imply that the contents of the boxes used for delivery contain all items ordered by Stryker.  Signed proof of delivery or receipt acknowledges receipt of the number of specified boxes but does not constitute or imply acceptance of the contents.  Any subsequent order placed by Stryker as a result of items missing from a delivered shipment must be first credited then re-billed.  Acceptance is subject to Section 3.1, and such further terms as may be described in Exhibit D.

2.5            Location.   Orders placed by Stryker shall be delivered to the Stryker facility location identified in the Purchase Order.

2.6            Forecasting.   Exhibit B sets forth Stryker's initial forecast for its supply requirements for Products.  Stryker will provide Supplier with a six-months rolling forecast of Stryker's supply requirements for Products, such forecast to be available for review either (a) online through Stryker ISupply or (b) upon request by Supplier, by written report provided by Stryker ("Forecast Report").  Supplier will review supply requirements and maintain stocking levels indicated in Exhibit B, ISupply or the Forecast Report.  Supplier will review the forecasted supply requirements on a weekly basis.  Supplier will ship to meet Stryker's Product needs in accordance with the min/max levels indicated in Exhibit B, ISupply or any Purchase Order release form provided to Supplier by Stryker.  Supplier agrees to maintain the safety stock set forth in Exhibit B or ISupply.  Such stock will be rotated by Supplier on a first-in, first-out basis.  Stryker and Supplier may review and adjust safety stock levels as necessary.

2.7            Engineering Change Orders.  In the event Stryker issues an ECO (including in connection with changes in the Quality Plan or Specifications) that results in a significant change in Product material costs then Stryker and Supplier will work together to establish new pricing for the Products.  In the event Stryker elects to issue an ECO, Stryker's total obligation and maximum liability for any such ECO shall be limited to payment to Supplier of an amount equal to two times the applicable Exhibit A prices of the existing safety stock maintained by Supplier as required under Section 2.6.

Article 3. Acceptance and Rejection of Products

3.1            Acceptance and Rejection Procedure.

(a)      Stryker shall have [redacted**] days from receipt of the Products to either (i) accept the Products; or (ii) notify Supplier that it has delivered Non-Conforming Products.  Products are "Non-Conforming" when the particular Products do not meet the requirements set forth in the Specifications, this Agreement, any applicable Purchase Order, the warranties set forth herein, or other applicable expressed warranties or implied warranties.  In the event that Stryker does not notify Supplier of non-conformity or non-compliance within such 45-day period, then the Products shall be deemed accepted.

(b)      If Stryker rejects the Products, Supplier shall, unless otherwise agreed by the Parties, immediately replace Non-Conforming Products.  Upon delivery of the replacement Products, Stryker may then inspect the Products to determine whether Supplier has cured the non-conformity or non-compliance. In the event that Stryker determines that Supplier has failed to correct the non-conformity or non-compliance, Stryker may, in its sole discretion (i) terminate all or a portion of the Purchase Order related thereto, and receive a refund of the applicable charge already paid, if any; (ii) deliver to Supplier additional notices of non-conformity or non-compliance; and (iii) cover the Non-Conforming Products as set forth in Section 3.2.

3.2            Consequences of Rejection.   In the event that following notice and opportunity to cure, Supplier has attempted and failed to correct Non-Conforming Products, Stryker may, in its sole discretion, engage a third party to supply such Products as may be appropriate to replace the Non-Conforming Products and either invoice Supplier for the incremental cost of replacing the Non-Conforming Products or set-off the cost of such replacement Products against any invoice then due and owing to Supplier, which cost of replacement shall in either case be deemed equal to twice the quoted price reflected on Exhibit A.

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

3.3            Latent Defects.   Notwithstanding the provisions of Section 3.1, Stryker shall have the right to revoke its acceptance of any Products, or portion thereof, if Stryker later discovers Latent Defects not reasonably discoverable at time of Supplier's delivery of such Products.  Stryker's revocation must occur within a reasonable time after Stryker discovers or should have discovered the Latent Defect and before any substantial change in condition of the Products that is not caused by their own defects, but in no event after the shelf life has expired for the applicable Product.

Article 4.  Pricing

4.1            Pricing.   In full satisfaction for all Products provided by Supplier hereunder, Stryker agrees to compensate Supplier according to the Pricing Schedule as set forth in Exhibit A.

4.2            Price Changes.   Supplier shall hold firm its prices and discounts, as set forth in the Pricing Schedule in Exhibit A, for 18 months from the Effective Date.  After (a) the initial 18-month time period; (b) the end of the Initial Term; and (c) each year of any Renewal Term, prices may be adjusted annually to reflect increases or decreases in Supplier's production costs; provided, however, unless otherwise mutually agreed to in writing, price increases shall not exceed the lesser of (a) [redacted**], per Product or (b) the corresponding percentage change, if any, in [redacted**] per Product.  Supplier shall present Stryker with a detailed list of proposed changes in the prices of Products (with supporting documentation) at least 45 days before the annual review.  Any pricing revisions agreed to by the Parties and the effective date for any such revision, shall be documented in writing as an amendment to Exhibit A.  If the Parties are unable to negotiate a mutually acceptable price increase, then Stryker may, in its sole discretion, elect not to renew this Agreement pursuant to Section 6.1.

4.3            Taxes.   Except for those taxes noted herein, no extra charges of any kind, including transportation charges, shall be allowed unless agreed to in writing by Stryker prior to performance.  [Redacted**] Invoices shall separately identify any tax (including value added taxes as exclusively net extra) and shall include either Supplier's sales tax or use tax permit number.  Supplier shall pay any other taxes and charges, including assessments or fines arising from Supplier's performance of the transactions under the Agreement, including taxes based upon Supplier's net income and penalties or fees imposed due to failure to file or pay collected sales or use taxes.

4.4            Invoices for Products.   Supplier shall invoice Stryker with Supplier's shipment of Products with a complete, correct and audit worthy invoice within 30 days of delivery.  The invoice shall include, at a minimum, the following information: (i) purchase order number, (ii) part number, (iii) description of the Product(s) shipped, (iv) quantity of the Product(s) shipped, (v) unit and extended price applicable, (vi) date that the Product(s) shipped, (vii) Supplier's packing slip number, (viii) any applicable taxes chargeable under Section 4.3; and (ix) any extraordinary charges that have been approved by Stryker.  Stryker shall pay all such invoices net within [redacted**] days of receipt of the invoice; provided, however, Stryker shall have no obligation to pay any Supplier invoice submitted more than [redacted**] days after delivery of Products hereunder.  Stryker shall receive a [redacted**] discount for any Supplier invoice paid within [redacted**] day of receipt of invoice.  To facilitate prompt payment, all invoices must be directed to, and received by Stryker at the invoice address shown on the applicable Purchase Order.  Payment hereunder shall represent full and complete compensation for all obligations assumed by Supplier under this Agreement and for all inventions, improvements, copyrights, patent rights and other Intellectual Property Rights assigned to Stryker as more fully set forth in Article 10.

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

4.5            Acceptance.   No payment made by Stryker shall be considered an acceptance of satisfactory performance of Supplier's obligations under this Agreement, nor shall any payment limit Stryker's rights to reject Non-Conforming Products or relieve Supplier from its full responsibility under this Agreement.

Article 5.  Electronic Commerce

5.1            Availability.   When the capability to utilize electronic commerce services are implemented from time-to-time by Stryker then, as required by Stryker, Supplier will, within a commercially reasonable amount of time, provide in the United States, the applicable electronic commerce services for electronic ordering and invoicing processes. Stryker shall communicate with Supplier to develop appropriate electronic commerce services in other countries as may be appropriate.

5.2            Proper Receipt.   Transmissions shall not be deemed to have been properly received, and no transmission shall give rise to any obligation, until accessible, during regular business hours of the receiving Party, to the receiving Party at such Party's receipt device.

5.3            Garbled Transmissions.   If any properly initiated transmission is received in an unintelligible or garbled form, the receiving Party shall promptly notify the originating Party in a reasonable manner.  In the absence of such notice, the originating Party's records of the contents of such transmission shall control.

5.4            Signatures.   Each Party shall adopt and notify the other Party of its electronic identification consisting of symbols or codes which will be affixed to or contained in each transmission by such Party and which shall act as its signature ("Signature").  Each Party agrees that any Signature of such Party affixed to or contained in any transmission shall be sufficient to verify that such Party originated such document.  No Party shall disclose to any unauthorized person the Signatures of another Party.

5.5            Verification.   Upon proper receipt of any transmission (except a confirmation), the receiving Party shall promptly and properly transmit a confirmation in return.  A confirmation shall constitute conclusive evidence a transmission has been properly received.

5.6            System Operations.   Each Party, at its own expense, shall provide and maintain the equipment, software services and testing necessary to effectively and reliably initiate and receive transmissions.

5.7            Security Procedures.   Each Party shall properly use such security procedures that are reasonably sufficient to ensure that all transmissions are authorized and to protect its business records and data from improper access.

5.8            Binding Commercial Transactions.   Any commercial transaction properly transmitted pursuant to this Agreement shall be considered to be a "writing" or "document in writing"; and any such transmission when containing, or to which there is affixed, a Signature shall be deemed for all purposes (i) to have been "signed" and (ii) to constitute an "original" when printed from electronic files or records established and maintained in the normal course of business.

Article 6.  Term and Termination

6.1            Term.   Unless earlier terminated in accordance with the provisions of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall expire four years after the Effective Date ("Initial Term"); provided however, that this Agreement shall remain in effect with respect to any Purchase Order then in effect at the time of such termination until performance thereunder is completed to the satisfaction of Stryker, unless or until such Purchase Order is itself terminated as herein provided.  This Agreement will automatically renew for successive two-year terms (each a "Renewal Term") unless either Stryker or Supplier gives to the other at least 180 days advance written notice prior to the expiration of the Initial Term or then-current Renewal Term of such Party's election not to renew this Agreement.  Stryker may give less than 180 days advance written notice in the event Stryker desires not to renew because the Parties could not agree on a price change pursuant to Section 4.2.  All references in this Agreement to "Term" shall include both the Initial Term and all Renewal Terms.  Without limitation of Section 6.3, if Supplier notifies Stryker of its election not to renew this Agreement by giving 180 days advance written notice thereof prior to the expiration of the Initial Term or then-current Renewal Term, then, beginning on the effective date of the expiration of this Agreement, Supplier will assist Stryker in finding a new supplier for the Products as reasonably requested by Stryker, and Supplier will supply the Products to Stryker on a purchase order basis until Stryker finds an acceptable supplier for the Products.

6.2            Termination.

(a)      Termination for Breach.   Stryker or Supplier may terminate this Agreement upon written notice to the other in the event the other materially breaches this Agreement and fails to cure the breach within 30 days after receipt of written notice thereof.  Material breaches shall include, but are not limited to: (i) the filing of bankruptcy, receivership or similar proceeding due to insolvency (voluntarily or involuntarily); (ii) dissolution, liquidation or other discontinuation of all or a significant part of the other Party's business operations or the threat to cease to carry on all or a significant part of it business operations; (iii) failure or admission of inability to pay any debt when due, or the making of an assignment for the benefit of creditors; (iv) any unapproved assignment of or repeated non-performance of Supplier's obligations under this Agreement; (v) any material breach of a Party's representations and warranties; or (vi) the termination or lapse of any insurance coverage or policies required of Supplier if such termination or lapse is due to any act or omission of Contractor in breach of law, this Agreement or the provisions of such coverage or policies, or if such termination or lapse results in any gap in coverage or other circumstance that Stryker reasonably deems materially adverse to its interests. Any termination effected pursuant to this Section 6.2(a) shall be deemed effective as of the date specified in the notice of termination.

(b)      Consequences of Termination.   Upon termination of this Agreement, Supplier shall immediately cease all work (except as otherwise required by Stryker under this Agreement), cease to represent itself as providing Products to Stryker and shall deliver to Stryker:  (i) a report describing Purchase Orders outstanding as of the date of termination; (ii) all Confidential Information in its possession; (iii) all Tools (as defined below) owned by Stryker; and (iv) all of Stryker’s work product, including programs, reports, data, flow diagrams, materials and all work in process, in whatever state of production they may exist on the date of termination. Upon delivery and receipt of the above, Stryker shall pay Supplier, as expeditiously as is practicable, for the Products delivered to and accepted by Stryker, as of the date of termination, at the applicable prices under the terms of this Agreement, and with respect to items in production, the Parties shall negotiate applicable prices in good faith.

(c)      Additional Requirements.   Supplier shall promptly provide Stryker any final reports and copies of all records required; provided, however, to the extent that Stryker knowingly receives any proprietary confidential information, trade secrets or know-how of Supplier contained in such reports or records and not vesting in or required to be assigned to Stryker under Article 10, then Stryker will receive, maintain and hold the same in confidence for the benefit of Supplier to the extent that Supplier would be required to do so with respect to “Confidential Information” of Stryker under Article 9.

(d)      Purchase Option.   Upon expiration of the Term or the termination of this Agreement by Stryker as a result of a breach of this Agreement by Supplier, Stryker shall have the option to purchase the Option Assets under the Option terms provided in the Purchase Agreement and incorporated herein by reference.

6.3            Transition Assistance.   Upon the expiration or earlier termination of this Agreement for any reason, Supplier shall promptly provide all assistance reasonably required by Stryker and its Affiliates to transfer to Stryker or its designee the manufacture of the Products and all ancillary procedures necessary for Supplier’s performance of its obligations hereunder.  Such assistance shall include the following: (i) the transfer of any and all transferable permits, approvals, licenses and certifications relating to the subject matter hereof as may be reasonably required by Stryker for the purpose of continuing the manufacture of the Products, (ii) training and other knowledge transfers used in the performance of Supplier’s obligations under this Agreement, and (iii) notwithstanding the expiration or earlier termination of the Term, at Stryker’s election, continuing to supply the Products for an interim period not to exceed 6 months as requested by Stryker until such transition is complete, for which limited period the Term shall also be deemed extended.  The foregoing is in addition to and not in limitation of any other obligations of Supplier under this Agreement, and the performance thereof shall be a condition to Stryker's obligation to enter into the license agreement referenced in Section 10.9.  Upon completion of the foregoing, Stryker or its designee shall promptly pay to Supplier the amount of [redacted**].

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Article 7.  Representations, Warranties and Related Covenants

7.1            Compliance.   Supplier represents and warrants that Products manufactured and supplied by it to Stryker and the components and materials used therein (i) shall conform to the Specifications and applicable samples and models, and (ii) shall be manufactured, inspected and verified in accordance with Stryker's standard supplier quality requirements and any mutually agreed quality plan, current copies of which are attached to Exhibit D.  Supplier further agrees that it will be responsible for the foregoing warranties with respect to sales made by Stryker to its customers and that it will replace at no charge any Product that is found to be defective.

7.2            Shelf Life Expiration.  Supplier represents and warrants to Stryker that the shelf life expiration date for the Products (and the Packaging shall be validated as such) shall not be less than: (a) six months for Products shipped on or prior to the  Effective Date through April 14, 2010; (b) 12 months for Products shipped on April 15, 2010 through July 14, 2010; and (c) 36 months for Products shipped on and after July 15, 2010.

7.3            Product Warranty.   Supplier represents and warrants to Stryker that for the greater of 36 months (or the applicable shorter time period in Section 7.2 solely with respect to "sterilization") from the date of shipment or the period set out in the applicable Specifications, all Products provided under this Agreement shall be of merchantable quality, free from any defects in design, workmanship or sterilization, shall be safe for their intended use, and fit for their intended purpose; provided, however, the foregoing "design," "safe for intended use" and "fit for intended purpose" warranties will not apply to the extent the Product designs are based on Stryker technology that is not Stryker Technology as of the "Closing" under the Purchase Agreement and listed in Schedule 1.1(d) of the Purchase Agreement, Retained Intellectual Property Rights, or any other technology of Supplier or its Affiliates.  Supplier represents and warrants that the Products and all rights thereto shall be delivered, transferred and conveyed by Supplier to Stryker free and clear of all liens and encumbrances.

7.4            Intellectual Property.   Supplier represents and warrants that, except where any alleged infringement, misappropriation, or violation is a result of a modification made by Stryker or any of its Affiliates, the Products do not and will not violate, infringe, or misappropriate any Intellectual Property Right or proprietary right of any third party in the jurisdictions where the Products are made, used, sold, offered for sale, or imported, nor has any claim of such violation, infringement, or misappropriation been threatened or asserted.  Supplier further represents and warrants that, except where any alleged infringement, misappropriation, or violation is a result of a modification made by Stryker or any of its Affiliates, the using, selling, offering for sale, or importing of Products or any deliverable provided hereunder does not and will not (i) conflict with, or result in a material breach of any material agreement, judgment or court decree by which Supplier is bound, or (ii) violate, infringe, or misappropriate any Intellectual Property Right or proprietary right of any third party in the jurisdictions where such using, selling, offering for sale, or importing take place, nor has any claim of violation, infringement, or misappropriation been threatened or asserted.

7.5            Notification.  If either Supplier or Stryker is notified or otherwise learns that any service, Product or any deliverable provided hereunder violates, infringes, or misappropriates any Intellectual Property, proprietary or other rights or interests of any third party anywhere in the world, Supplier, except where any alleged infringement, misappropriation, or violation is a result of a modification made by Stryker or any of its Affiliates, shall upon written notice from Stryker, and at Supplier’s option and expense, use its commercially reasonable efforts to, at its sole option, either: (i) procure for Stryker the right to continue to exercise Stryker’s rights under this Agreement; (ii) develop and adopt modifications so that Stryker can continue to exercise its rights under this Agreement in a non-infringing and functionally equivalent manner, such non-infringement and functional equivalence to be determined by Stryker in its sole and reasonable discretion; or (iii) with Stryker’s prior written consent, not to be unreasonably withheld, terminate the Agreement and refund all payments paid to Supplier by Stryker hereunder.  Alternatively, Supplier may propose (subject to Stryker's consent, which would not be unreasonably withheld) that the allegedly infringing, violating or misappropriating Product would be discontinued in the jurisdiction where such infringement, violation, or misappropriation is alleged, and Sellers would pay to Stryker [redacted**] worth of gross profits lost by Stryker in such jurisdiction as a result of the discontinued Product either in a lump sum amount or on a monthly basis over 24 months, as mutually-agreed upon by the parties.  Lost gross profits in the foregoing sentence will be calculated based on the 12-month trailing gross profits measured from the date the Product is discontinued.

7.6            Environmental, Health and Safety.   Supplier represents and warrants that all Products sold to Stryker hereunder shall be manufactured or provided in full compliance with all applicable national, provincial, state and local environmental, health and safety statutes, acts, ordinances, rules, codes, standards, and regulations, in effect at the time and place of manufacture of any Products, including the standards required by the Occupational Safety and Health Act of 1970.  Further, Supplier represents and warrants that all waste, including all hazardous waste, generated at the time of manufacture of any Products shall be disposed of in accordance with all applicable national, provincial, state and local laws and regulations.

7.7            MSDS.   Supplier represents and warrants that it has provided Stryker with current and accurate Material Safety Data Sheets, as applicable, for the Products sold to Stryker.

7.8            Authority, Conflicts and Validity.   Supplier and Stryker each represent and warrant to the other that the execution, delivery and performance of this Agreement by such Party:  (a) has been duly authorized by all necessary corporate action; (b) does not conflict with, or result in a material breach of, the articles of incorporation or by-laws of such Party, and any material agreement by which such Party is bound, or any law, regulation, rule, judgment or decree of any governmental instrumentality or court having jurisdiction over such Party; and (c) this Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party enforceable in accordance with its terms.

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

7.9            Absence of Claims.   Supplier represents and warrants to Stryker that there is no action, suit, claim, investigation or proceeding pending or, to the best of its knowledge, threatened against it that, if adversely decided, might adversely affect Supplier's: (i) ability to enter into this Agreement; or (ii) the performance of its obligations under this Agreement.

7.10         Obligations.   Supplier represents and warrants to Stryker that it is not a Party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the Term, Supplier shall not enter into an agreement to provide Products which would in any way restrict its ability to perform under this Agreement.

7.11         Related Parties.   Supplier represents and warrants that to the best of its knowledge no Stryker employees are compensated by or act on Supplier or its Affiliates' behalf, nor are related by blood or marriage to any of Supplier and/or its Affiliates' employees which have contractual influence or authority over Supplier and/or its Affiliates.  Supplier further represents and warrants that it has not provided any form of compensation or remuneration to any Stryker employee regarding the issuance of this Agreement. No item or material used by Supplier in its performance hereunder which would result in a separate charge to Stryker may be obtained from an Affiliate of Supplier without prior written notice to Stryker of such affiliation.

7.12         Work Authorization.   Supplier represents and warrants that Supplier's performance under this Agreement will be in full compliance with all applicable federal, state, and local laws, statutes, acts, ordinances, rules, codes, standards, and regulations. Supplier further represents and warrants that as required by the United States' immigration laws, Supplier and any individual retained by Supplier as an employee, agent, and subcontractor is entitled to work in the United States, and upon reasonable request, Supplier shall provide Stryker documented proof of eligibility to work in the United States for itself and its employees, agents, and subcontractors.

7.13         Cumulative Effect.   The representations and warranties provided in this Agreement are cumulative of and in addition to any other representations and warranties agreed to by Supplier or provided by law.  The representations and warranties in Sections 7.1 – 7.6 and 7.8 shall survive the expiration or termination of this Agreement indefinitely and all others shall survive until the third anniversary of such expiration or termination.

7.14         Obligation to Notify.   During the Term, if Supplier's representations in this Article become untrue for any reason, then Supplier shall promptly notify Stryker of the circumstances that have made such representation(s) untrue.

Article 8.  Complaints; Adverse Events Reporting and Recalls

8.1            Obligations of Supplier.   Supplier shall at all times comply with the Quality Plan provisions regarding complaint notifications, adverse event reporting, recalls and communications with the Food and Drug Administration.

Article 9.  Confidential Information

9.1            Confidential Information.   Any and all data, reports, specifications, computer programs or models and related documentation, business or research plans of Stryker or its Affiliates or third parties and any other documents or information furnished to Supplier, or to which Supplier is given access, by Stryker in connection with the performance of this Agreement and all business terms of this Agreement, shall be deemed to be the confidential property of Stryker ("Confidential Information").

9.2            Non-Disclosure and Non-Use.   During the Term, Stryker is willing to disclose Confidential Information to Supplier on the following terms:

(a)            Supplier shall receive, maintain, and hold the Confidential Information in strict confidence; and

(b)            Supplier shall not utilize Confidential Information, other than for performance hereunder; and

(c)            All obligations under this Article 9 shall expire 10 years after the expiration or termination of this Agreement, except for Supplier's confidentiality obligations with regard to the know-how and trade secrets included in the Stryker Technology that are associated with the manufacturing and design of instrument tips, which shall continue forever.

9.3            Exceptions. The obligations in Section 9.2 shall not extend to any portion of Confidential Information:

(a)            which is known to Supplier prior to disclosure or is information generally available to the public;

(b)            becomes generally known or readily available to the public through no act or omission of Supplier; or

(c)            was furnished to Supplier on a non-secretive and non-confidential basis by any third party having a legal right to do so; or

(d)            which Supplier can establish was in its possession prior to disclosure or was subsequently and independently developed by employees of or on behalf of Supplier without use, direct or indirect, of Confidential Information,  and who had no knowledge of the Confidential Information disclosed.

9.4            Return or Destruction of Materials.   At any time upon the request of Stryker, (i) the Confidential Information, including any copies, shall be returned to Stryker, and (ii) all other embodiments of the Confidential Information in the possession of Supplier, including all copies and/or any other form or reproduction and/or description thereof made by Supplier, shall, at Stryker's option, be returned to Stryker or destroyed.

9.5            Irreparable Harm.   Supplier acknowledges and agrees that a violation of the provisions of this Article may cause Stryker irreparable harm and that money damages are likely not sufficient to compensate Stryker adequately for any such breach.  Accordingly, Supplier agrees that Stryker will be entitled to, in addition to any monetary damages, equitable relief, including a preliminary injunction, and Supplier hereby waives any right to require the posting of a bond in connection therewith.  Such relief will not be exclusive of any other rights Stryker may have at law, in equity or otherwise.  All of the rights and remedies of Stryker hereunder will be cumulative and not alternative.

9.6            “Stryker”.   When used in this Article, the term "Stryker" will be deemed to include Stryker, its subsidiaries, parent and Affiliates.

9.7            Compelled Disclosure.   Notwithstanding any provision herein to the contrary, in the event that Supplier hereafter becomes obligated by mandatory applicable law, regulation or judicial or administrative order to disclose any Confidential Information to any third party, government authority or court, Supplier shall immediately notify Stryker of each such requirement and identify the Confidential Information so required thereby, so that Stryker may seek an appropriate protective order or other remedy with respect to narrowing the scope of the requirement and/or waive Supplier’s compliance with the terms hereof.  If, failing the entry of an appropriate remedy or receipt of a waiver, Supplier, in the written opinion of its counsel, is compelled to disclose Confidential Information, Supplier may disclose that portion of the Confidential Information that its counsel advises it, after consultation with counsel for Stryker, that it is compelled to disclose. In any event, Supplier agrees that it will cooperate in any action by Stryker to obtain an appropriate protective order or other reliable assurance that the information will be treated as confidential.

Article 10.  Inventions, Copyrights; Tooling and Equipment

10.1         Effect of Agreement.   Each Party acknowledges and agrees that no Party shall obtain any rights to any Intellectual Property Rights of another Party existing on the Effective Date of this Agreement solely by reason of entering into this Agreement.

10.2         Title.   Title to any and all Intellectual Property Rights that result from Supplier's performance under this Agreement or pertain or relate to Stryker's Confidential Information, shall reside with Stryker.  Supplier agrees to and hereby does assign to Stryker (i) all of Supplier’s right, title and interest in and to all Intellectual Property Rights that result from Supplier’s performance under this Agreement or pertain or relate to Stryker’s Confidential Information, including any Intellectual Property Rights disclosed pursuant to Section 10.3, and, (ii) to the extent that any Intellectual Property Rights do not qualify as a “work made for hire”, all common law and statutory copyrights therein to the fullest extent of Supplier’s rights therein and including those rights as set forth above, and irrevocably waives any and all rights thereto. At Stryker's reasonable request, Supplier agrees to execute written assignments and any other documents required by Stryker for Intellectual Property Rights described in this Section.  Supplier also agrees, upon reasonable request by Stryker, to take any further steps necessary to assign and to cause its employees, subcontractors, agents, or other representatives to assign to Stryker the entire right, title, and interest in and to any and all such Intellectual Property Rights and to cause its employees, subcontractors, agents, or other representatives to execute and deliver written assignments and any other documents required by Stryker for Intellectual Property Rights described in this Section.

10.3         Disclosure.   Supplier, warranting that it has the right to do so, agrees to disclose promptly in writing, and to cause its employees, subcontractors, agents, or other representatives performing under this Agreement to disclose promptly in writing, to Stryker all Intellectual Property Rights, if such are discovered, prepared, developed, created, reduced to practice, made, and/or conceived by Supplier and/or by any such employees, subcontractors, agents or other representatives, either alone or jointly with others, both:  (a) during the Term and for 12 months thereafter and (b) in the course of or as a result of Supplier's performance under this Agreement or as a result of the information revealed directly or indirectly by Stryker or its Affiliates, including Stryker Confidential Information.

10.4         Tools.   Equipment, design, tools, jigs, dies, fixtures, templates, patterns, drawings, and other information and things (herein collectively, the "Tools") paid for or furnished by Stryker shall be Stryker's property and Supplier shall not encumber or dispose of them in any way. Supplier shall maintain such Tools in good working condition. The Tools shall be used exclusively for Supplier's performance of its obligations hereunder. To the extent any equipment owned by Stryker is placed at Supplier's facility to be used in connection with Supplier's performance of its obligations hereunder, in addition to the foregoing terms and conditions, such equipment and Supplier's use thereof shall also be subject to the terms and conditions set forth in Exhibit E.

10.5         Copyrights.   To the extent permissible by law and without implying an employee-employer relationship, Supplier agrees that all original works of authorship prepared by or for Supplier in the performance under this Agreement encompassed by the categories identified in Section 101 of the federal Copyright Act shall be "works made for hire" as defined in Section 101 of the Federal Copyright Act, with all ownership automatically vesting in Stryker.  Stryker will own all right, title and interest in and to such works and all copyrights therein, including the right to register and renew the copyright, publish, create derivative works, display, reproduce, perform, distribute, modify, revise, license, sell, use, and commercialize, throughout the world and in any form or medium now or hereafter known, and all other rights provided in the Copyright Act in each "work made for hire", and Supplier agrees that it retains none of such rights, nor any reversionary rights.  For any original works of authorship prepared by or for Supplier in the performance of this Agreement that, under the copyright laws of the United States, may not be considered "works made for hire", Supplier agrees to do everything reasonably requested by Stryker or its nominee to protect its rights in such works.

10.6         Third Parties.   Supplier represents that neither it nor any employee, subcontractor, agent, or other representative is under any obligation to assign Intellectual Property Rights, which obligation would conflict with those contained in this Article or any other provision of this Agreement, and Supplier agrees that neither it nor any employee, subcontractor, agent, or other representative will enter into any such conflicting agreements or arrangements during the Term.  Supplier has valid and enforceable agreements that require an assignment to Supplier of all right, title, and interest in and to Intellectual Property Rights with all persons or entities presently employed or engaged as consultants or employees or otherwise involved in the development, testing and manufacture of the products and methods of Supplier.  No third party has any right or claim in and/or to the Intellectual Property Rights as a result of that third party having been previously employed or engaged as a consultant or otherwise involved in the development, testing and manufacture of the products and methods of Supplier.  No employee of Supplier has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than Supplier.

10.7         Stryker Technology.   The term "Stryker Technology" means all Intellectual Property Rights of Stryker relating to the Products, including those listed on Exhibit F (the "Patent Rights"), to the extent that Stryker now or hereafter owns or otherwise maintains the right to license the same.

10.8         License to Stryker Technology.   Subject to the terms and conditions of this Agreement, and in partial consideration for the promises made by Supplier in this Agreement, Stryker hereby grants to Supplier an exclusive, non-transferable, royalty-free license under the Stryker Technology during the Term and only to the extent necessary for Supplier to perform its obligations under this Agreement.  Supplier shall not have any right to grant sublicenses of the Patent Rights or subcontract the use thereof. If, for any reason, Supplier is unable to fulfill Stryker’s needs for Products, then the foregoing license shall automatically become non-exclusive.

10.9         Post-Term License.   Upon the expiration or earlier termination of this Agreement, and provided that as of such expiration or earlier termination Supplier is not in material breach of any of its obligations under this Agreement or any other contracts with Stryker or any of its Affiliates, Stryker will enter into a license agreement with Supplier, pursuant to which Stryker will grant to Supplier a worldwide, non-exclusive, non-transferrable, royalty-free license to the know-how and trade secrets included in the Stryker Technology as of the “Closing” under the Purchase Agreement and listed in Schedule 1.1(d) of the Purchase Agreement that are associated with the manufacture and design of ultrasonic accessory tips.  Such license agreement will contain other customary terms and obligations.

10.10      Retained Intellectual Property Rights.  The term "Retained Intellectual Property Rights" means all Intellectual Property Rights relating to the Products that Supplier now owns or has the right to license, including those listed on Exhibit G.  The Retained Intellectual Property Rights include all United States and pending patent applications relating to the Products that Supplier now owns or has the right to license, together with all corresponding patent applications filed in any foreign countries on the invention(s) disclosed in such United States patents or patent applications and, thereafter, shall mean the patents that issue thereon.  The rights granted or which may be granted in respect to any patents or applications shall extend to any reissues, divisions, continuations, or continuations-in-part of any of these patent applications for the term set forth in this Agreement.

10.11      License to Retained Intellectual Property Rights.  Subject to the terms and conditions herein, and in partial consideration for the promises made by Stryker herein, Supplier hereby grants to Stryker and its Affiliates an exclusive, worldwide, non-transferable, royalty-free license under the Retained Intellectual Property Rights to use, sell, have sold, offer for sale, have offered for sale, distribute, have distributed, and/or import or have imported Products purchased under this Agreement.  Neither Stryker nor any of its Affiliates shall have any right to grant sublicenses to the Retained Intellectual Property Rights.  Supplier represents and warrants that it has the full right, interest, and authority to enter into and license the Retained Intellectual Property Rights under this Agreement.

10.12      Goodwill. Subject to Section 10.11, any goodwill associated with any trademark rights included in the Retained Intellectual Property Rights ("Goodwill") should be protected and enhanced, and therefore: (a) Stryker will not take any action that would destroy or diminish the Goodwill; (b) all use by Stryker of any trademark rights included in the Retained Intellectual Property Rights shall inure to the benefit of Supplier; and (c) Stryker shall cooperate fully with all reasonable requests of Supplier in securing and maintaining the Goodwill.

Article 11.  Release of Information

11.1         Approval Required.   Supplier shall not permit the release of any statement, advertisement, information, or publicity referring to Stryker, any Stryker Affiliate, or use of the word Stryker without Stryker's prior written approval, as determined in Stryker's sole discretion; provided, however, that Stryker shall not unreasonably withhold approval of a written request received from Supplier with respect to any release or use if such request if delivered to Stryker together with a written opinion of Supplier’s legal counsel in a form and substance reasonably acceptable to Stryker stating that the release or use is required for Supplier to comply with obligations under the Securities and Exchange Act of 1934, as amended.

Article 12.  Indemnification

12.1         Indemnification by Supplier.   Supplier shall defend, indemnify and hold harmless Stryker and its Affiliates, subsidiaries, shareholders, officers, directors, employees, agents, successors, and assigns (a "Stryker Indemnified Person") from and against any and all liabilities, claims, suits, actions, losses, costs, reasonable attorneys' fees and expenses, judgments or damages, whether ordinary, special or consequential (collectively, “Damages”), arising out of or in any way connected with: (a) Supplier, and/or its officers, employees, agents, representatives, contractors, subcontractors or invitees (collectively, "Representatives") violating, infringing, or misappropriating any patent, copyright, trademark, trade secret and any other intellectual property or proprietary right anywhere in the world, except where any alleged infringement, misappropriation, or violation is a result of a modification made by Stryker or any of its Affiliates; (b) the commission of any acts, omissions, negligence, misconduct, or dishonesty by Supplier or Supplier's Representatives in connection with the performance hereunder or any defect in Products; (c) any breach of a representation, warranty and/or covenant of Supplier, or failure of Supplier to perform its obligations hereunder; (d) Supplier's or Supplier's Representatives violating any federal or state law, regulation, statute or ordinance including the transportation, handling, disposal or processing of regulated materials; (e) any failure of Supplier or Supplier's Representatives to comply with the confidentiality obligations set forth herein; (f) any loss or damage to persons (including death) or property, to the extent caused by any act or omission of Supplier or, where applicable, by Supplier's Representatives; (g) [redacted**]; (h) any claim made or suit brought by Supplier's employees or subcontractors or their respective representatives for personal injury or death arising out of, during, or from performance of this Agreement, caused by any act, omission, negligence or willful misconduct of Supplier or Supplier's Representatives; or (i) [redacted**].  Supplier’s obligation to pay Damages to Stryker under the foregoing obligation with respect to any claim shall not exceed the greater of the sum of all amounts paid to Supplier by Stryker under this Agreement or [redacted**]; provided, however, that the foregoing limitation shall not apply to any Damages arising from any claims by third parties.  Supplier's indemnity obligation pursuant to this Article shall not be diminished or limited in any way by Supplier's maintenance of Worker's Compensation insurance.

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

12.2         Third Party Claims.

(a)            Notice.  Promptly after Stryker having knowledge of any written threat of the commencement of any Action against it, or receiving notice of the commencement of any Action against a Stryker Indemnified Person, Stryker will, if a claim is to be made against an indemnifying Party under this Agreement, give notice to Supplier of the commencement of such claim, but the failure to notify Supplier will not relieve Supplier of any liability that it may have to any Stryker Indemnified Person, except to the extent that Supplier demonstrates that the defense of such action is materially prejudiced by Stryker's failure to give such notice.

(b)            Participation.  If any Action is brought against a Stryker Indemnified Person and Stryker gives notice to Supplier of the commencement of such Action, Supplier will be entitled to participate in such Action and, to the extent that it wishes to assume the defense of such Action, may do so with counsel satisfactory to Stryker.  After notice from Supplier to Stryker of its election to assume, and its continued defense, of such Action, Supplier will not, as long as it diligently conducts such defense, be liable to Stryker under this Article for any fees of other counsel or any other expenses with respect to the defense of such Action subsequently incurred by Stryker in connection with the defense of such Action, other than reasonable costs of investigation.  If Supplier assumes the defense of an Action:

It will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification; it being understood that Supplier may choose not to assume the defense in connection with any new or amended Action that arises in connection with the original Action, and in such instance, it will not be established that such new or amended Action is within the scope of and subject to indemnification until Supplier assumes the defense of such new or amended Action;

No compromise or settlement of such claims may be effected by Supplier without Stryker's consent unless: (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any entity or individual and no effect on any other claims that may be made against the Stryker Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by Supplier; and

The Stryker Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to Supplier of the commencement of any Action and Supplier does not, within ten days after notice is given, give notice to Stryker of its election to assume the defense of such Action, Supplier will be bound by any determination made in such Action or any compromise or settlement effected by the Stryker Indemnified Person.

(b)            Special Claims.  Notwithstanding the above, Supplier will not be entitled to assume or continue the defense of an Action if: (i) Supplier is also a party to such Action and Stryker determines in good faith that joint representation would be inappropriate; (ii) Supplier fails to provide reasonable assurance to the Stryker Indemnified Person of its financial capacity to defend such Action and provide indemnification with respect to such Action; or (iii) a Stryker Indemnified Person determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement.  In any such case, Stryker may, by notice to Supplier, assume the exclusive right to defend, compromise, or settle such Action, but Supplier will not be bound by any compromise or settlement effected without its consent, which consent may not be unreasonably withheld, conditioned, or delayed.

12.3         Other Claims.  If any Stryker Indemnified Person should have a claim against Supplier hereunder that does not involve a third party claim, Stryker will transmit to Supplier a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, and the basis of the Stryker Indemnified Person's request for indemnification under this Agreement.  If Supplier does not notify Stryker within 15 business days from its receipt of the Indemnity Notice that Supplier disputes such claim, the claim specified by the Stryker Indemnified Person in the Indemnity Notice will be deemed a liability of Supplier hereunder, with respect to which the Stryker Indemnified Person is entitled to prompt indemnification hereunder.

Article 13. Insurance

13.1         Obligation to Maintain.   Unless otherwise agreed to in writing, Supplier shall, at its own expense, carry and maintain during the entire Term, including any subsequent extensions thereof, the following types of insurance coverage in amounts not less than those specified below for each type:

(a)            Worker's Compensation insurance in accordance with all applicable federal and state laws subject to statutory limits and Employer's Liability insurance in an amount of not less than [redacted**] per accident for bodily injury and [redacted**] per employee and policy limit for disease.

(b)            Commercial General Liability insurance, including coverage for Contractual Liability, in an amount of not less than [redacted**] per occurrence and [redacted**] annual aggregate.  Such insurance shall name Stryker as an additional insured with respect to Supplier's performance under this Agreement, including any liabilities assumed under this Agreement.

(c)            Automobile Liability insurance, including coverage for owned, hired and non-owned vehicles, in an amount of not less than [redacted**] combined single limit per accident.  Such insurance shall name Stryker as an additional insured with respect to Supplier's performance under this agreement.

(d)            Products Liability Insurance in an amount not less than [redacted**] per occurrence and annual aggregate.  Such insurance shall name Stryker as an additional insured with respect to Supplier's performance under this Agreement, including any liabilities assumed under this Agreement.  Such insurance may be provided under the Commercial General Liability insurance policy required in subsection (b) above provided that the Umbrella or Excess Liability insurance required in subsection (e) below provides additional limits of such insurance.

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(e)            Umbrella or Excess Liability insurance, in an amount of not less than [redacted**] per occurrence and annual aggregate.  Such insurance shall include the Employer's Liability, Commercial General Liability and Automobile Liability insurance policies required in (a) through (c) above as scheduled underlyers and shall name Stryker as an additional insured with respect to Supplier's performance under this Agreement, including any liabilities assumed under this Agreement.

Supplier agrees to waive, and will require its insurers to waive, all rights of subrogation against Stryker, its directors, officers and employees related to this Agreement with respect any insurance coverages maintained by Supplier.  If any of the insurance coverages required under this Agreement are written on a claims made or other basis rather than an occurrence basis, such insurance coverages must be subject to a retroactive date that precedes the effective date of this Agreement and Supplier must maintain such insurance coverages subject to such retroactive date for a period of not less than three years following the expiration or other termination of this Agreement, including any subsequent extensions thereof.  All of the insurance coverages required under this Agreement shall be provided by insurers with an A.M. Best Rating of not less than A- / VIII.  Supplier shall have its insurance carrier, agent or broker furnish Stryker with certificates evidencing that all of the insurance coverages required under this Agreement are in force, identifying any deductible and/or self-insured retention amounts, and stipulating that Stryker shall be provided with 30 days' prior written notice of cancellation or material change in such insurance coverages while this Agreement is in effect.  If, at any time, Supplier neglects or refuses to provide or cause to be provided the insurance coverages required herein, or if such insurance coverages are canceled or exhausted, Stryker shall have the right to procure the same and the cost thereof shall be deducted from monies then due or that thereafter become due Supplier.  The insurance provisions above set forth the minimum types, amounts and scopes of coverage to be maintained by Supplier and are not to be construed in any way as a limitation on Supplier's liability under this Agreement.  Supplier shall not commence work until all of the insurance coverages required herein shall have been obtained and approved by Stryker.

Article 14. Regulatory Approvals, Audits and Records, Quality Assurance and Process Controls

14.1         510(k); CE Marking.   Supplier will maintain all 510(k)s with respect to the Products and shall be primarily responsible for maintaining 510(k) clearances that are required for the marketing of the Products, notwithstanding any 510(k)s and clearances hereafter maintained by Stryker.  Stryker and its Affiliates will have the right to use Supplier's 510(k)s with respect to the Products in connection with Stryker's or its Affiliates' marketing or sale of the Products or performance under this Agreement. Unless otherwise notified in writing by Stryker, Supplier will maintain its CE marking for the Products and will comply with the applicable clauses of the European Medical Device Directives required to retain CE marking for the Products. The Parties shall cooperate fully to obtain and maintain such clearances, acceptances and approvals and shall furnish such information regarding the Products, their design and manufacture, and marketing as any Party may reasonably request in connection therewith, including any information requested by Stryker to build a product technical file for the Products.  Upon request, Supplier shall use its best efforts to prepare and deliver to appropriate regulatory agencies any part of the technical file necessary for approval or clearance by such agencies for marketing and sale whether on behalf of Supplier or Stryker.

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

14.2         Audit Rights.   Stryker, competent authorities, and Stryker’s notified body(ies) shall have the right, upon reasonable notice to Supplier and during regular business hours, to inspect and audit the facilities being used by Supplier for production and storage of the Products to assure compliance by Supplier with GMP (21 CFR Part 820), ISO 13485:2003 under United States Quality Management System, ISO 13485:2003 CAN/CSA, European Medical Device Directives, and other rules and regulations, and with other provisions of this Agreement.  The parties shall notify each other immediately of FDA or any government regulatory inspections or actions relative to the Products.

Supplier shall within ten (10) business days remedy or cause the remedy of any deficiencies which may be noted in any such audit or, if any such deficiencies cannot reasonably be remedied within such ten-day period, present to Stryker a written plan to remedy such deficiencies as soon as possible; and the failure by Supplier to remedy or cause the remedy of any such deficiencies within such ten-day period or to present such a plan within such ten day period and then use commercially reasonable efforts to remedy or cause the remedy of such deficiencies in accordance with such written plan, as the case may be, shall be deemed a material breach of this Agreement. Supplier acknowledges that the provisions of this Section granting Stryker certain audit rights shall not relieve Supplier of any of its obligations under this Agreement, nor shall such provisions require Stryker to conduct any such audits.

14.3         Change of Location.   Subject to Section 9 of the Quality Plan attached to Exhibit D, if Supplier intends to manufacture Products at a location other than its current facility in O'Fallon, Missouri, or modify its production procedure in any material manner, it will give Stryker at least 120 days' advance written notice and an opportunity to inspect, audit and approve the new manufacturing facility or production process prior to shipping Products manufactured at such facility or under such process to Stryker.

14.4         Record-Keeping.   Supplier shall keep complete and systematic written records of all Products purchased by Stryker.  Such records shall include records relevant to any costs or expenses incurred by Supplier on behalf of Stryker and any and all manufacturing and inspection records, financial records, procedures (including records for compliance with federal, state and local law) and such other documentation pertaining to Supplier's performance under this Agreement, and Supplier shall preserve all such records until seven years after the termination or expiration of this Agreement. Without limitation of other inspection and audit rights provided to Stryker under this Agreement, during the Term and for seven years thereafter, Stryker shall have the right to inspect copy and audit such records during Supplier’s regular working hours.  Supplier shall fully cooperate in any such inspection or audit of its records. Supplier shall use commercially reasonable efforts to ensure that all files will be made available to the Stryker within (i) a 24-hour period in connection with any patient adverse events or governmental and other regulatory audits, provided, that in no event will such availability exceed a 48-hour period, and (ii) five working days in connection with any normal business operational matters.

Additionally, during the Term and for seven years after termination or expiration of this Agreement, Supplier will keep and store all information relating to end-customers of the Products (whether within or outside the United States), including details regarding the identity, location, type, quantity, quality, and serial numbers of subject products, warranty and service matters, complaints and other tracking information.  At Stryker's request, Supplier will provide Stryker with such information.

14.5         Inspection and Testing.   Supplier shall not unreasonably refuse any request by Stryker to inspect and test Products during manufacturing, processing, or storage, at the premises of Supplier or any third party, prior to dispatch, and Supplier shall provide Stryker with all facilities reasonably required for inspection and testing.  Stryker has the right to inspect the manufacturing process or the facilities at any time it sees fit, subject to a reasonable request.  If, as a result of inspection or testing, Stryker is not satisfied that Products comply in all respects with this Agreement and informs Supplier within thirty (30) days thereafter, then, Supplier shall promptly take such steps as are necessary to ensure compliance.  The foregoing shall apply without prejudice to any other testing provisions of this Agreement, including any acceptance testing in connection with Article 3.

14.6         Quality Management System & Procedures.   Supplier will maintain a Quality Management System, and undertake such quality control and inspection procedures as required by Stryker, the FDA or any other applicable regulatory agency.

14.7         Access for CGMP Audit.  Supplier will provide Stryker with access to its manufacturing facilities in order to enable Stryker to make CGMP audits at such times as Stryker shall deem necessary, upon not less than 48 hours notice.

14.8         Quality Plan.   Supplier shall abide by all aspects of the Quality Plan so as to provide assurance to Stryker that Product will meet all applicable regulatory requirements.

14.9         Operations Processes.   Stryker will approve initial product line setup and manufacturing and assembly processes and subprocesses for Stryker related products. Supplier will provide Stryker with access to its manufacturing facilities in order that Stryker may review operations processes related to the Products, to confirm process conformance and identify process design or operating improvements, at any such times as Stryker shall deem necessary.

Article 15. Independent Contractor

15.1         Relationship of the Parties.   Supplier will perform this Agreement as an independent contractor, and this Agreement will not be construed to create between the Parties the relationship of principal and agent, joint-venturers, co-partners, employer and employee, franchiser and franchisee or any other similar relationship, the existence of which is expressly denied by each Party. Supplier will conduct its business under its own name as an independent contractor, and is hereby expressly prohibited from holding itself out as an employee, agent, partner or representative of Stryker.  Any person employed by Supplier to perform hereunder will not be deemed to be an employee of Stryker, and Supplier and its suppliers, subcontractors, agents or representatives will not be, or represent themselves to be, officers, employees, agents or representatives of Stryker and will not bind, or attempt to bind, Stryker to any agreement, liability or obligation of any nature.

15.2         Right to Direct Services.   Stryker will have no right to control the manner, means, or method by which Supplier performs this Agreement.  Rather, Stryker will be entitled only to direct Supplier with respect to the elements of obligations to be performed by Supplier and the results to be derived by Stryker, to inform Supplier as to where and when such obligations will be performed, and to review and assess the performance of such obligations by Supplier for the limited purposes of assuring that such obligations have been performed and confirming that such results were satisfactory.

15.3         No Right to Participate in Stryker Plans.   No amounts payable by Stryker under this Agreement will be considered salary for pension and incentive compensation purposes. Individuals engaged by Supplier in the performance of this Agreement are not eligible for and will not participate in Stryker's retirement plans, insurance plans and any other benefits normally afforded to employees of Stryker. Supplier will bear all responsibility and liability for the payment of all federal, state and local income taxes due on money received from Stryker under this Agreement and filing all appropriate tax returns and other forms with respect thereto.  Moreover, Supplier will be solely responsible for any worker's compensation, FICA, withholding tax, unemployment compensation, and any other federal or state payment in connection with the performance of this Agreement. Supplier will indemnify and hold Stryker and its affiliates harmless from and against any and all such liabilities or claims including interest assessed or penalty and reasonable attorneys fees incurred, arising from Supplier’s failure to pay such tax.

Article 16. Assignment

16.1         Assignment Restrictions.   No Party may assign this Agreement, in whole or in part, without the prior written consent of the others; provided, however, Stryker and Supplier, respectively, may assign this Agreement, in whole or in part, to any of its Affiliates without the prior consent of the others provided that the assigning Party shall be deemed jointly and severally responsible for Affiliate’s continued performance of the obligations of this Agreement and the assigning Party shall provide 30 days prior notice of assignment to the other Parties.  This Agreement shall inure to the benefit of and be binding upon each Party, their respective successors and permitted assigns. No assignment shall relieve a Party of the performance of any accrued obligation that such Party may then have under this Agreement.  Any attempted assignment of this Agreement not in compliance with this Section shall be of no force or effect.

Article 17. Subcontractors

17.1         Stryker Consent.   Supplier shall not subcontract, in whole or part, any of its rights or obligations under this Agreement without Stryker's prior written consent, which consent shall not unreasonably be withheld, nor shall Supplier allow any work to be performed other than on its own premises.

17.2            Independent Subcontractors.   In the case of any subcontract for which Stryker issues its written consent, each subcontract entered into by Supplier shall be in such form and substance as will not create any relationship, contractual or otherwise, between the subcontractor and Stryker, and will not permit subcontractor to pass through to Stryker, as agent for subcontractor or otherwise, any claims of subcontractor.  Supplier shall be solely responsible for the job performance, actions, and/or omissions of the subcontractor's employees through completion of the subcontractor's performance under this Agreement.

17.3         Subcontractor Agreement Terms.   Supplier agrees and warrants that any such employees and subcontractors who shall perform hereunder shall abide by the provisions of this Agreement regarding confidentiality, inventions and work on Stryker's premises.  Supplier shall include in each subcontract agreement terms and conditions consistent with the intent of the Agreement, including all special performance requirements hereunder.  Additionally, Supplier shall include in each such subcontract agreement, a provision giving Stryker the right to audit and inspect the subcontractor's facilities and procedures in accordance with Article 14 and as otherwise provided in this Agreement.  Each subcontractor agreement shall include consent to any assignment thereof, in whole or in part, by Supplier to Stryker, its Affiliates and designees, without requirement of further consent from such subcontractor.

Article 18.  Permits

18.1         Obligations of Supplier.   Supplier shall obtain, maintain and pay for all permits, governmental fees, and licenses necessary for the performance of this Agreement and shall obtain all required inspections, authorizations and approvals prior to commencement of performance.  Supplier shall assist Stryker in obtaining additional permits and licenses that may be required by law to be issued in Stryker's name.

Article 19. Work on Stryker's Premises, Security and Health Services

19.1         To the extent that Supplier's performance of this Agreement requires work on Stryker's premises, Supplier shall do so in a manner that (a) does not interfere with the operation of Stryker's business and (b) complies with the following:

19.2         Contractor Safety Manual.   Supplier shall confine all equipment, apparatus, materials and operations to limits indicated by the proper representative of Stryker, and Supplier shall not unnecessarily encumber the premises with materials.  Supplier shall strictly comply with all of Stryker's work and safety rules set forth in Stryker's Contractor Safety Manual, as the same may be updated and amended by Stryker from time to time.  Supplier shall also ensure that any subcontractors retained by Supplier to perform under this Agreement on Stryker's premises shall strictly comply with all of Stryker's work and safety rules set forth in Stryker's Contractor Safety Manual, as the same may be updated and amended by Stryker from time to time.  By requiring compliance therewith, Stryker does not assume, abrogate or undertake to discharge any duty or responsibility of Supplier to its employees and its subcontractor's employees or other persons.

19.3         Searches, etc.   For security purposes, all vehicles, persons and materials of or from Supplier and its subcontractors, employees, agents, representatives or invitees entering or exiting the premises of Stryker are subject to search upon request of any representative of the Corporate Security Department of Stryker.

19.4         Impropriety, Theft or Loss.   Any instances of impropriety, theft or loss involving Supplier or any of its personnel, employees, agents, representatives, subcontractors or invitees shall be immediately reported to Stryker Corporate Security as well as to the appropriate law enforcement agency.

19.5         Right of Approval; Replacements.   To the extent that Supplier's performance of this Agreement requires work on Stryker's premises by Supplier's personnel or a subcontractor's personnel, such personnel shall be approved by Stryker.  In the event that any of Supplier's or a subcontractor's personnel approved by Stryker hereunder becomes unwilling or unable to perform, fails to perform, or fails to cooperate with Stryker in performing, Supplier shall find a replacement acceptable to both Parties at no additional cost to Stryker.

19.6         Accidents, Injury, Damage and Discharges.   Supplier shall report to Stryker as soon as practicable all accidents resulting in personal injury or property damage arising out of or during its or its subcontractors performance on Stryker's premises, and shall furnish Stryker with a copy of all reports made by Supplier of such accidents.  To the extent required by law, Supplier shall report to the appropriate federal, state or local agencies all spills and discharges of a hazardous, or toxic substance or other pollutant within the time provided by applicable laws, rules, codes or regulations of all such agencies.  Supplier shall also notify Stryker as soon as reasonably possible of any such spill or discharge and provide copies of any written reports filed with said agencies.

19.7         Response and Indemnification.   Supplier acknowledges that Stryker may provide first aid and emergency medical response services to Supplier's employees, agents, representatives or subcontractors as may be appropriate under the circumstances.  In addition to the indemnification provisions set forth elsewhere in this Agreement, Supplier shall indemnify and hold Stryker, its Affiliates, and their respective shareholders, officers, directors, employees, agents, successors, and assigns harmless from and against any and all claims, suits, actions, liabilities, losses, costs, reasonable attorney fees, expenses, judgments and damages, arising out of Stryker's provision of such first aid and emergency medical services to Supplier's employees, agents, representatives or subcontractors.

19.8         Right to Bar; Compliance.   Stryker shall have the right to immediately bar from Stryker's premises any Supplier or subcontractor personnel who fail to strictly comply with the provisions of this Article.  Supplier's or a subcontractor's failure to strictly comply with the provisions of this Article shall be deemed a material breach of this Agreement.

Article 20. Disaster Recovery Plan and Business Continuity

20.1         Supplier’s Obligations.   Supplier shall provide disaster recovery and back up capabilities and facilities through which Supplier will be able to render the services to Stryker with minimal disruptions or delays.  Supplier shall furnish Stryker copies of the written plan or plans for disaster recovery and back up arrangement prior to or upon execution of this Agreement.

Article 21. Force Majeure

21.1         Force Majeure Event.   In the event that any Party is unable to perform any of its obligations under the Agreement, or to enjoy any of its benefits because of fire, natural disaster, action or decrees of governmental bodies (a "Force Majeure Event"), the Party who has been so affected shall immediately give written notice to the other Parties and shall do everything possible to resume performance.  Upon receipt of such notice, all obligations under the Agreement shall be immediately suspended.  If the period of nonperformance exceeds 30 days from the receipt of notice of the Force Majeure Event, a Party whose ability to perform has not been so affected may by giving written notice terminate the Agreement.  Delays in delivery due to Force Majeure Events shall automatically extend the delivery date for a period equal to the duration of such Force Majeure Events.  Any acceptance or warranty period affected by a Force Majeure Event shall likewise be extended for a period equal to the duration of such Force Majeure Event.  As applied to this Article and to determine whether an event is wholly beyond control of a Party, strikes, slowdowns or other labor related delays are not Force Majeure Events.

21.2         Exclusions.   Notwithstanding the provisions set forth in Section 21.1, a Force Majeure Event shall not include any governmental action of an enforcement nature that arises from or relates to Supplier’s failure to comply with any federal, national, state, provincial, or local law, statute, regulation or ordinance applicable to Supplier's performance hereunder or Supplier's manufacture, storage or handling of materials associated with such performance.

Article 22. Governing Law; Dispute Resolution

22.1         Governing Law.   The validity and interpretation of this Agreement and the legal relations of the Parties shall be governed by the internal laws of the state of Michigan, without regard to its rules governing conflicts of law.  The U.N. Convention on Contracts for the Sale of International Goods is hereby excluded from application to this Agreement.

22.2         Dispute Resolution.   Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought in the United States District Court for the Western District of Michigan or any Michigan State Court sitting in Kalamazoo County, Michigan, so long as one of such courts will have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the state of Michigan, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Article 23. Compliance with Laws

23.1         Compliance with Laws.   Supplier warrants that all Products shall be produced in compliance with all applicable federal, state and local laws, rules and regulations, including :

(a)            the nondiscrimination provisions of (i) the Equal Opportunity clause set forth in 41 CFR 60‑1.4 (a) pursuant to the requirements of Executive Order 11246; (ii) the Rehabilitation Act of 1973 as set forth in 41 CFR 60-741.1; (iii) the Vietnam Era Veteran Readjustment Assistance Act of 1974 as set forth in 41 CFR 60-250.4; and (iv) any law, order, or regulatory provision issued in addition, supplement or replacement of the foregoing; and

(b)            the requirements of Sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and all regulations and orders issued under Section 14 thereof.

Article 24.  Notices.

All notices hereunder shall be delivered (i) personally, (ii) by registered or certified mail, postage prepaid or (iii) by overnight courier service to the following addresses of the respective Parties:

If to Supplier:	Synergetics, Inc.
3845 Corporate Centre Drive
O'Fallon, Missouri 63368
Attn: Peter Rasche

If to Stryker:	Stryker Instruments
4100 East Milham Avenue
Kalamazoo, MI  49001
Attn: Vice President, Finance

Copy To:	Stryker Corporation
2825 Airview Boulevard
Kalamazoo, MI  49002
Attn: General Counsel

Notices shall be effective upon receipt.  A Party may change its address listed above by notice to the other Party.

Article 25.  Miscellaneous.

25.1         Remedies.   No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

25.2         Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  This Agreement may be executed and delivered by facsimile or electronic transmission with the same effect as if a manually signed original were personally delivered.

25.3         Waiver; Modification of Agreement.   Waiver of any breach under this Agreement shall not constitute waiver of any other breach of the same or any other provision.  Acceptance of any items or payment therefor shall not waive any breach.  No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties.

25.4         Survival.   Sections 6, 7, 8, 9, 10, 12, 13, 14, 15, 24, and 25 shall survive expiration or termination of this Agreement and shall be binding to the respective successors, assigns, subsidiaries or Affiliates.

25.5         Severability.   In case any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

25.6         Exhibits.   Exhibits described below and attached hereto are incorporated into this Agreement wherever referenced.

Exhibit A                          List of Products and Pricing Schedule
Exhibit B                          Initial Forecast
Exhibit C                          Purchase Order Form
Exhibit D                          Specifications
Exhibit E                          Equipment Placement Terms
Exhibit F                          Patent Rights

Exhibit G                          Retained Intellectual Property Rights

25.7         Entire Agreement.   This Agreement, including any documents referred to herein and attached hereto, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior representations, understandings or agreements between the Parties with respect to such subject matter, and the signing and delivery by the Parties shall cause this Agreement to be valid on the Effective Date.  No course of dealing or usage of trade shall be used to modify the terms hereof.

25.8         Interpretation.   The headings in this Agreement are for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement is the product of negotiations between the Parties, and shall be construed as if jointly prepared and drafted by them, and no provision hereof shall be construed for or against any Party due to its actual role in the preparation or drafting hereof by reason of ambiguity in language and/or rules of construction against the drafting Party or similar doctrine.  The documents referred to herein and attached hereto shall be read together with this Agreement to determine the Parties' intent.  In the event of a conflict between or among such documents, the documents shall govern in this order:  (1) this Agreement; (2) the Specifications; and (3) a Purchase Order. Unless otherwise provided in this Agreement or the context requires otherwise, (i) references to Articles, Sections, Subsections, refer to those of this Agreement; (ii) Exhibits or Schedules are deemed to refer to those referred to in Section 25.6; (iii) references to the word “including” mean “including without limitation”; (iv) reference to any document, means any permitted variation, amendment or supplement to such document and shall include such document herein by reference; and (v) references to “supply” in the context of the Products mean the sale, delivery, provision and supply of Products and related terms shall have the equivalent meaning.

25.9         Non-Compete.   Supplier acknowledges it has agreed to a certain covenants as set forth in Section 4.12 of the Purchase Agreement.  Any breach of Supplier's obligations under Section 4.12 of the Purchase Agreement will be a breach of this Agreement.

* * *

Exhibit 10.26

The Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

STRYKER CORPORATION, ACTING THROUGH ITS INSTRUMENTS DIVISION

By	/s/ Pamela G. Boone

Its	President

SYNERGETICS, INC.

By	/s/ James N. Heath

Its	EVP & CFO

[SUPPLY AGREEMENT]

EXHIBIT A

[Redacted** (2 pages)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.
A-1

Exhibit 10.26

EXHIBIT B
Initial Forecast

[Redacted** (1 page)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.
B-1

EXHIBIT C
PURCHASE ORDER TERMS AND CONDITIONS

1.
Definitions.  The term "Stryker" shall refer to Stryker Corporation, and/or any division or subsidiary of Stryker Corporation identified on the front of this Purchase Order.  The term "Supplier" shall refer to the vendor designated on the face hereof and shall also include all persons performing any type of work under this Purchase Order ("PO").  The term "Product(s)" shall refer to the materials, supplies, items and equipment covered by this PO and the Supply Agreement between Stryker and Supplier.

2.	Acceptance. This PO must be accepted in writing by Supplier by returning a signed acknowledgment copy of this PO. If Supplier fails to accept in writing, any conduct by Supplier that is in accordance with the existence of this PO shall constitute an acceptance by Supplier of this PO. Any terms proposed in Supplier's acceptance of Stryker's offer that add to, vary from, or conflict with these Terms and Conditions are hereby objected to and shall not apply. If this PO has been issued by Stryker in response to an offer, and if any of these Terms and Conditions are additional to or different from any terms of such offer, then the issuance of this PO by Stryker shall constitute an acceptance of such offer subject to the express condition that Supplier assents to these Terms and Conditions, and Supplier shall be deemed to have so assented unless Supplier notifies Stryker to the contrary in writing within ten (10) days of receipt of this PO. Any preprinted terms and conditions provided by Supplier shall be void and of no effect.

3.	Entire Agreement. This PO consists of the terms contained herein and on the face as well as the Supply Agreement between Stryker and Supplier, the Stryker quality requirements (a copy of which is available to Supplier upon request) and any exhibits referred to or attached hereto. This PO sets forth the complete agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior or contemporaneous oral or written communications relating thereto. The Terms and Conditions of this PO shall supplement the provisions of Supply Agreement between Stryker and Supplier to the extent they are not inconsistent. In the event of any inconsistency between the terms of the Supply Agreement, the terms on the face of this PO or these pre-printed Terms and Conditions, the following shall be the order of precedence: (i) the terms of the Supply Agreement, (ii) the terms on the face of the PO, and (iii) these pre-printed Terms and Conditions. Any reference to a proposal, quotation or other communication by Supplier shall, unless indicated to the contrary, be limited to the description of the Products and by the terms set forth or incorporated by reference herein. The failure of Stryker to insist on performance of any provision hereof shall not be construed to be a waiver of such provision or any part thereof.

4.	Prices. Except as otherwise provided in any exhibit attached to this PO or the Supply Agreement, the price(s) set forth on the face of this PO are firm, and are not subject to increase.

5.	Taxes. The prices for the Products provided hereunder include all Federal, state and local taxes imposed upon or on account of such sale, unless otherwise indicated on the face of this PO.

6.	Invoices. All invoices shall be submitted in duplicate and be accompanied by a copy of the bill of lading if on collect freight shipments or if otherwise required by law, and by a prepaid freight bill if all or any part of the freight is included on the face of the invoice. Stryker shall have no obligation to pay any Supplier invoice submitted more than ninety (90) days after delivery of Products hereunder. In addition to any other information specified elsewhere herein, invoices and packing slips shall contain the following information: PO number, item number, description of Products, sizes, quantities, weight, unit prices and extended totals.

7.	Payment. Stryker shall make payment for Products within [redacted**] days after receipt of invoice and delivery and acceptance of the Products, unless different terms have been stated on the face of this PO. Stryker shall receive a [redacted**] discount for any Supplier invoice paid within [redacted**] days of receipt of invoice. Payment of an invoice shall not constitute acceptance of Products and shall be subject to adjustment for errors, shortages, defects in the Products, damage to Stryker for which Supplier is partially or wholly responsible or other failure of Supplier to meet the requirements of the PO.

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

EXHIBIT C
PURCHASE ORDER TERMS AND CONDITIONS

8.	Delivery. Time is of the essence and the Products must be received on the dates and at the destination(s) set forth on the face hereof. If Supplier fails to meet any such delivery date, Stryker may, without limiting its other rights and remedies, direct expedited routing, charge excess costs incurred thereby to Supplier, or cancel all or part of this PO. All rejected or over-run Products and material with Stryker's printing or identification must be destroyed by Supplier at Supplier's expense and not sold as surplus.

9.	Freight; Title and Risk of Loss. Unless otherwise specifically provided for on the face page hereof, (a) Supplier shall be responsible for freight and delivery to the Stryker destination specified on the face of this PO and (b) all freight and delivery charges will be paid by Supplier. Notwithstanding anything else herein, Supplier shall bear all risks of loss and damage to the Products until final acceptance by Stryker at Stryker's "ship to" destination specified on the face of this PO. Further, Supplier shall bear the same risks with respect to any Products rejected by Stryker or as to which Stryker has revoked its acceptance, from the time of such rejection or revocation.

10.	Inspection.

(a)	Notwithstanding any prior inspections or payments hereunder, all Products shall be subject to final inspection, which may include measurement, testing or examination, and acceptance at Stryker's facility within a reasonable time (but not less than 45 days) after receipt at destination. Any inspection by Stryker does not relieve Supplier of any obligations or liabilities under this PO.

(b)	If any Products delivered do not meet all of the requirements of this PO, Stryker shall have the right to reject such Products and return such Products at Supplier's expense. Stryker may elect to reject the entire Products tendered even if only a portion thereof is nonconforming. If Stryker elects to accept nonconforming Products, Stryker, in addition to its other remedies, shall be entitled to an appropriate reduction in price. Payment for any Products shall not be deemed an acceptance thereof.

(c)
Supplier agrees to undertake such quality control and inspection procedures as required by the FDA or any other appropriate regulatory agency.  Supplier will provide Stryker with access to its manufacturing facilities in order that Stryker may make CGMP audits at such times as Stryker shall deem necessary, upon not less than 48 hours notice.

11.	Warranty.

(a)	Supplier warrants that all Products furnished hereunder shall: (i) be free from latent and patent defects in workmanship, material, manufacture, design (where design is Supplier's responsibility), and sterilization; (ii) comply with the requirements of this PO, including all drawings, specifications and or quality plans incorporated herein and samples and warranties furnished by Supplier; (iii) be merchantable and safe for consumer use, and fit and sufficient for the use intended by Stryker; (iv) be free and clear of any lien, security interest or other adverse claim against title; (v) comply with the laws of the states and of the United States governing weights, measures and sizes; (vi) not be adulterated or misbranded within the meaning of any State food and drug laws or the Federal Food, Drug and Cosmetic Act, or not be an article which may not under the provisions of sections 510, 513, 515 or 801 of the Act or any other applicable Federal, state or local laws, be sold, legally transported or introduced into interstate commerce; and (vii) not infringe, including without limitation their sale or use alone or in combination, any United States or foreign patents, trademarks, trade secrets, copyrights or proprietary rights of any third party.

(b)	The foregoing warranties are in addition to all other warranties, expressed or implied, and shall survive any delivery, inspection, acceptance, and payment by Stryker.

(c)	Supplier's warranties shall be effective for the greater of (i) 36 months from the date of shipment; or (ii) the period of time set forth in the applicable specifications provided by Stryker.

EXHIBIT C
PURCHASE ORDER TERMS AND CONDITIONS

(d)	These warranties shall run to Stryker's customers and users of its products.

(e)	If any Products furnished hereunder do not meet the warranties specified in this PO, Stryker may, at its option: (i) require Supplier to correct, at no cost to Stryker, any defective or nonconforming Products by repair or replacement within seven (7) days of notice to Supplier; (ii) return such defective or nonconforming Products at Supplier's expense to Supplier and recover from Supplier the price thereof; (iii) correct the defective or nonconforming Products itself and charge Supplier with the cost of such correction; or (iv) accept the defective or nonconforming Products at a reduced price.

12.	Changes. Stryker reserves the right at any time to change this PO in writing, and if such change causes an increase or decrease in price or delivery of Products, an equitable written adjustment shall be made.

13.	Confidentiality. In its performance of this PO, Stryker may disclose to Supplier or Supplier may have access to certain Confidential Information of Stryker. "Confidential Information" means trade secrets (as defined by applicable laws), any data, reports, computer programs or models and related documentation, business or research plans, specifications, drawings, designs or information transmitted by Stryker to Supplier in connection with this PO, and any other information that is of value to its owner and is treated as confidential, including without limitation, the fact that Supplier has furnished or contracted to furnish to Stryker the Products covered by this PO. All Confidential Information of Stryker shall remain the property of Stryker. Supplier shall keep all Proprietary Information of Stryker confidential and use such information only as necessary to fulfill Supplier's obligations pursuant to this PO. All originals, copies, summaries and derivations of Confidential Information in whatever form shall be returned to Stryker or destroyed upon Stryker's request.

14.	Intellectual Property. The provisions set forth in Sections 7.4, 7.5, and 10 of the Supply Agreement between Supplier and Stryker shall apply to this PO.

15.
Tooling and Equipment.  Design, tools, jigs, dies, fixtures, templates, patterns, drawings, and other information and things (herein collectively, the "Tools") paid for or furnished by Stryker shall be Stryker's property and Supplier shall not encumber or dispose of them in any way. Supplier shall maintain such Tools in Product working condition.  The Tools shall be used exclusively for Supplier's performance of its obligations hereunder.  To the extent any equipment owned by Stryker is placed at Supplier's facility to be used in connection with Supplier's performance of its obligations hereunder, in addition to the foregoing terms and conditions, such equipment and Supplier's use thereof shall be subject to the terms and conditions set forth in Stryker's Equipment Placement Terms.

16.
Work on Stryker's Premises; Occupational Health Services.  If services are to be performed on Stryker's premises, Supplier shall comply with all applicable safety laws and Stryker's then current safety and other applicable regulations.  Supplier shall provide Stryker with a complete list of all chemicals, hazardous materials, and ingredients in the composition of Products or used in the performance of the services hereunder and a copy of the Material Safety Data Sheet for such chemicals and hazardous materials.  The submission of such list by Supplier shall not relieve Supplier of exclusive responsibility for the safe transportation, use, storage, and disposal of such materials prior to acceptance by Stryker.  All chemicals and hazardous materials brought by Supplier to Stryker's premises shall bear a label stating the identity of the chemical or material and the hazards associated therewith.

17.	Indemnity; Insurance.

(a)
Supplier shall defend, indemnify and hold Stryker, its affiliated companies, and their respective shareholders, officers, directors, employees, agents, successors, and assigns harmless from and against any and all claims, suits, actions, liabilities, losses, costs, reasonable attorneys' fees, expenses, judgments or damages, whether ordinary, special or consequential arising directly or indirectly from or in connection with (i) the acts, negligence, omissions or willful misconduct of Supplier; (ii) Products supplied hereunder; (iii) a breach of any of Supplier's warranties or any other term and condition of this PO; (iv) Supplier's negligent, unauthorized or wrongful acts or omissions with regard to the transportation, use, handling, disposal, processing or installation of hazardous materials;  (v) a claim that any Products furnished hereunder infringe upon or misappropriate any patent, copyright, trademark, trade secret or other intellectual property interest of another;  (vi) a claim of any lien, security interest or other encumbrance made by a third party; (vii) a violation of federal or state law, regulation, statute or ordinance; or (viii) failure to comply with the Confidentiality obligations set forth herein. Notwithstanding the foregoing, Supplier shall not hold Stryker harmless from claims arising out of the negligence, reckless actions or willful misconduct or malfeasance of Stryker, its officers, agents, or employees or any person or entity not subject to Supplier's supervision or control.

EXHIBIT C
PURCHASE ORDER TERMS AND CONDITIONS

(b)
Without limiting Stryker's rights and remedies hereunder, if Stryker believes that the Products supplied hereunder are likely to be determined to be an infringement or misappropriation of a patent, copyright, trademark, trade secret, or other proprietary right, Stryker may require Supplier to (i) replace such Products with equivalent functionality or (ii) modify such Products with equivalent functionality to make them non-infringing.

(c)
Supplier shall carry and maintain insurance coverage satisfactory to Stryker to cover its obligations in this PO, including without limitation, the following insurance with the respective minimum limits per occurrence:  Commercial General Liability - $1,000,000, Workers' Compensation - statutory, Business Automobile Liability - $1,000,000 and Product Liability Coverages - $1,000,000. Upon request, Supplier shall submit to Stryker certificates of insurance showing proof of such coverages.  All such policies shall name Stryker as an additional insured.

18.	Termination.

(a)	Stryker may, at any time, terminate this PO, in whole or in part, without cause, upon written notice to Supplier. Upon any such termination Supplier shall, to the extent specified by Stryker, stop all work on this PO, and cause its suppliers and subcontractors to stop work. Charges for any such termination of this PO shall be limited to actual non-recoverable costs incurred by Supplier that Supplier can demonstrate were properly incurred for the Products hereunder prior to the date of termination. In no event will Stryker reimburse Supplier for anticipated profits or revenue or other economic loss for undelivered Products. Any Products for which Supplier is reimbursed shall become Stryker's property.

(b)
Stryker may terminate this PO, in whole or in part, if Supplier: (i) fails to make delivery of the Products within the time specified herein; or (ii) fails to replace or correct defective Products in accordance with the provisions of this PO; or (iii) becomes insolvent, files or has filed against it a petition in bankruptcy, or makes an assignment for the benefit of creditors.

(c)	Any such termination shall not relieve Supplier from any liability hereunder.

19.
Remedies.  Stryker's remedies shall be cumulative and remedies herein specified do not exclude any remedies allowed by law or in equity.  Waiver of any breach shall not constitute waiver of any other breach of the same or any other provision.

20.
Stryker Property.  All drawings, artwork, data, material, supplies, equipment, tooling, dies, molds, fixtures, and patterns furnished or paid for by Stryker shall be Stryker's exclusive property, and shall be used by Supplier only in performance of this PO.  Such property, while in Supplier's custody and control, shall be held at Supplier's sole risk and, upon Stryker's request, shall be returned to Stryker in Product condition, normal wear and tear excepted.

21.
Assignability and Subcontracting.  This PO shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Notwithstanding the foregoing, neither this PO nor any interest therein shall be assigned, delegated subcontracted for, or otherwise transferred by Supplier, except upon the prior written consent of Stryker. Any assignment or transfer without such consent shall be void and of no effect. Regardless of Stryker's consent to any of the foregoing, Supplier shall remain liable for the performance of all such obligations and shall ensure that any permitted subcontractor or non-employee reads and understands the terms of this PO.  Stryker may assign its rights or obligations under this PO to any Stryker affiliate or successor without Supplier's consent.

EXHIBIT C
PURCHASE ORDER TERMS AND CONDITIONS

22.
Survivorship.  All provisions, representations and warranties contained herein which by their nature are required or intended to be observed or performed after termination of this PO will survive its termination.

23.	Release of Information. Supplier shall not release any statement, advertisement, information, or publicity referring to Stryker, or any Stryker affiliate without Stryker's prior written approval.

24.
Compliance with Laws.  Supplier warrants that all Products will be produced or performed in compliance with all applicable federal, state and local laws, rules and regulations, including without limitation: (a) the nondiscrimination provisions of (i) the Equal Opportunity clause set forth in 41 CFR 60‑1.4 (a) pursuant to the requirements of Executive Order 11246; (ii) the Rehabilitation Act of 1973 as set forth in 41 CFR 60-741.1; (iii) the Vietnam Era Veteran Readjustment Assistance Act of 1974 as set forth in 41 CFR 60‑250.4; and (iv) any law, order, or regulatory provision issued in addition, supplement or replacement of the foregoing; and (b) the requirements of sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and all regulations and orders issued under section14 thereof.

25.
Applicable Law. This PO shall be governed by and construed according to the laws of the State of Michigan as applicable to contracts made and to be performed in that state, without regard to conflicts of laws principles of such state.  The U.N. Convention on Contracts for the Sale of International Goods is hereby excluded from application to this PO.

26.
Independent Contractor.  Supplier will perform this PO as an independent contractor, and this PO will not be construed to create between the parties the relationship of principal and agent, joint-venturers, co-partners, employer and employee, franchiser and franchisee or any other similar relationship, the existence of which is expressly denied by each party.  Supplier represents that Supplier is engaged in similar business for other clients. Supplier will conduct its business under its own name as an independent contractor, and is hereby expressly prohibited from holding itself out as an employee, agent, partner or representative of Stryker.  It is agreed that any person employed by Supplier to perform hereunder will not be deemed to be an employee of Stryker, and Supplier and its suppliers, subcontractors, agents or representatives will not be, or represent themselves to be, officers, employees, agents or representatives of Stryker and will not bind, or attempt to bind, Stryker to any agreement, liability or obligation of any nature.

27.
Force Majeure. Supplier and Stryker shall have the right to suspend their respective performance hereunder, without penalty or liability, in the event of war, riot, flood, acts of God, fire, court order, strike, work stoppage, act of governmental authority, or other causes beyond their control (a "Force Majeure Event.").  Delays in delivery due to a Force Majeure Event shall automatically extend the delivery date for a period equal to the duration of such event. Any acceptance or warranty period affected by a Force Majeure Event shall likewise be extended for a period equal to the duration of such event.

28.
Severability.  These Terms and Conditions shall be deemed severable.  In the event that any provision is determined to be unenforceable or invalid, such provision shall nonetheless be enforced to the fullest extent permitted by applicable law, and such determination shall not affect the validity and enforceability of any other remaining provisions.

29.
Change Control Statement.  Supplier will not make any change to the product, process, materials, formulation, packaging, labeling, software, environment conditions, quality assurance processes, equipment, production location or subcontractor that could in anyway affect the quality of the finished device, without prior written notification and where appropriate, approval from Stryker.

EXHIBIT D
SPECIFICATIONS; QUALITY PLAN

[Redacted** (24 pages)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Quality Plan

Product: Sonopet Products

Scope:    Development & Manufacturing Responsibilities

Supplier: Synergetics

Initiated By:
	Name		Signature	Date
Revision:	1
Status:	☐ in Process ☐ Released
Distribution: STRYKER INSTRUMENTS	R&D	AME	Materials	SQE QA/RA
Distribution: SUPPLIER	QA/RA	Manufacturing	Other __________	Other _______________

The following signatures denote consensus and a released agreement:

SUPPLIER:
QA/RA Reviewed & Approved:
	Name:	Signature:	Date:
Manufacturing Reviewed & Approved:
	Name:	Signature:	Date:
Other __________: Reviewed & Approved:
	Name:	Signature:	Date:
Other __________: Reviewed & Approved:
	Name:	Signature:	Date:
STRYKER INSTRUMENTS:
R&D Reviewed & Approved:
	Name:	Signature:	Date:
QA/RA Reviewed & Approved:
	Name:	Signature:	Date:
Manufacturing Reviewed & Approved:
	Name:	Signature:	Date:
Supplier Quality
Reviewed & Approved	Name:	Signature:	Date:
Materials/Purchasing Reviewed & Approved:
	Name:	Signature:	Date:

Change history

Rev. Nr.	Comments	Date	Author

Contents

1	Goals/Objectives	2

2	Scope of Responsibility	2

3	Manufacturing Requirements	3

4	Packaging Requirements	11

5	Purchase Orders	11

6	Order Acknowledgement	11

7	Delivery Documentation	11

8	Delivery Rejection	12

9	Product/Process Changes	12

10	Financial Responsiblities	13

11	Record Retention	13

12	Formal Problem-Solving	14

13	Quality Performance Expectations	15

14	Contact Information	15

1    Goals/Objectives

We, Stryker Instruments, desire to engage in a quality plan with SYNERGETICS, “SUPPLIER”, for the sole purpose of developing and manufacturing the Device A to be sold and marketed by Stryker Instruments.  It is the mutual intent of Stryker Instruments and SUPPLIER, to facilitate the realization of this product.

2    Scope of Responsibility

The Scope of Responsibilities for each party shall be defined in accordance with the following:

Stryker Instruments:  Product development and design control of said product, including, but not limited to all necessary product specifications and drawings.  Stryker Instruments R&D shall authorize the release of new components for production.  If applicable, Stryker Instruments shall assume all responsibility for design verification testing for new products designed to be manufactured by SUPPLIER, and/or any Design and/or Engineering changes of an existing product manufactured by SUPPLIER as necessary.

SUPPLIER:  SUPPLIER is responsible for a Manufacturing and/or assembly process that delivers said product packaged and sterilized (when applicable) within specified tolerances and meeting defined quality requirements.  Responsibility to include, but not limited to, appropriate equipment qualification(s), the development of process validation plans and test reports; process validation documentation; monitor and maintenance of manufacturing equipment (including measuring and monitoring devices); monitor and maintenance of manufacturing areas; raw materials and component incoming inspections; audits for raw material and sub components suppliers and management of these suppliers and any outsourced processes; secure and accessible storage of all the applicable device history files (DHF) and Quality records; Quality Control and final release of product; and appropriate storage, packaging, preservation, and delivery of the finished products.  These responsibilities shall be incorporated into the normal manufacturing flow of the products.
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3    Manufacturing Requirements

3.1	Quality System

~~•~~	Stryker Instruments shall have the ability to conduct on-site audits of SUPPLIER. In the event that corrective actions are required, Stryker Instruments shall coordinate and review corrective action response adequacy. If deemed appropriate, corrective action verification may be conducted on-site at SUPPLIER’s facility.

~~•~~	When deemed necessary, SUPPLIER will facilitate Stryker Instruments access to SUPPLIER’s sub-tier supplier’s facility for an on-site audit and to review quality system and/or process documentation.

~~•~~	If a contract manufacturer, SUPPLIER shall be an FDA registered facility. Notices and/or warning from the FDA shall be reported to Stryker Instruments.

•	SUPPLIER shall document, implement, and maintain a quality system third-party certified to ISO 13485:2003. Updated ISO 13485:2003 certificates shall be sent to Stryker Instruments upon receipt. (If SUPPLIER is not certified, SUPPLIER shall develop an implementation plan and it should be made a part of this Quality Plan as an attachment.)

•	SUPPLIER shall ensure its subcontractors comply with all QSR/cGMP requirements.

•	SUPPLIER shall be obliged to produce and test all relevant materials, critical processes, sub-components and product in compliance with the requirements of this contract, applicable standards and any other pertinent governmental regulations.
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3.2	Compliance.

3.2.1                Products manufactured and supplied to Stryker: (i) shall conform to the Specifications and applicable samples and models, (ii) shall not be adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act, as amended from time to time (the "Act"), and (iii) shall be manufactured and inspected in accordance with and with the current good manufacturing practice ("CGMP") and other requirements of the Quality System Regulation, 21 C.F.R. 820 (Medical Devices) promulgated by the Food and Drug Administration ("FDA") and in compliance with the Quality Management System requirements of ISO 13485:2003 and ISO 13485:2003 CAN/CSA (and any amendments thereto) and all other applicable legal and regulatory requirements, including all requirements of the Canadian Medical Device Regulation, the Therapeutic Goods Administration, Medsafe (New Zealand regulatory authority), and European Directives (including CE marking requirements). Supplier will be responsible for the foregoing with respect to sales made by Stryker to its customers and that it will replace at no charge any Product that is found to be defective.

3.3	Design Control

3.3.1	Design Control Activities

•	Stryker Instruments R&D shall be responsible for managing and executing the design process, including the Planning, Execution, and Design Transfer phases for any products intended to be manufactured by SUPPLIER under this Agreement. The activities covered in the design process are defined by Stryker Instruments procedures and instructions. Stryker Instruments shall involve SUPPLIER in design activities as necessary.

•	SUPPLIER shall be responsible for developing, executing, validating and maintaining the manufacturing processes for Stryker Instruments designed product applicable to this Agreement, this includes any necessary equipment qualifications. SUPPLIER shall also be responsible for participation on design process activities as defined and required by Stryker Instruments procedures and instructions.

3.3.2	Design Control Documentation

Stryker Instruments shall be responsible for providing the following documentation:

•	Product Development:

•	Product Specification Documentation (per section 2 above) to consist of CAD drawings, specification documents, etc., that specify the design intent and required tolerances. Final production release design documentation to be reviewed and authorized by both parties, Stryker Instruments and SUPPLIER.

•	Design Validation Documentation consisting of design validation test plan, test protocols and test reports.

•	Pre-release product design changes initiated by Stryker Instruments shall be jointly reviewed and approved by both Stryker Instruments and SUPPLIER prior to implementation of the changes.

•	Design Transfer of relevant documentation to ensure proper transfer of components and finished device specifications and bill of materials from pre-release status to production release status. Upon design status change of pre-release to production release, Stryker Instruments shall verify that components and devices previously built under pre-release status meet the requirements of the production release specifications. Any products not meeting the production release status shall be reviewed for acceptability for commercial release and acceptance rationale documented by Stryker Instruments. Design transfer will be considered complete when all the activities associated with the master validation plan have been successfully completed and approved.
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SUPPLIER shall be responsible for generating the following production documentation per local quality system procedures.  All documentation listed below shall be reviewed and approved by both parties, Stryker Instruments and SUPPLIER.  These documents shall be auditable by Stryker Instruments at any time during the life of the contract with 72 hours notice to SUPPLIER.  In addition, hard copies shall be furnished to Stryker Instruments for our Device History Files and/or PPQA files.  SUPPLIER local quality system procedures apply, but documentation at a minimum shall include the details noted below.

Manufacturing:

•	Production Process Map or Process Flow Chart identifying the planned manufacturing, assembly and testing steps and their respective sequence. Planned critical control points shall also be identified.

~~•~~	Process Failure Modes and Effects Analysis (PFMEA) for the planned manufacturing, assembly and testing steps. PFMEA process steps shall correlate with the production process map. Risk reduction measures, such as additional test or inspection points, shall require updating the process map with the additional identified control points or measures. The PFMEA is a living document and shall reflect the latest design level, as well as the latest relevant actions, including those occurring after the start of production.

~~•~~	Manufacturing Process Control Plan shall identify each control point in manufacturing, relevant equipment, fixtures, measurement instruments, etc. The plan shall also define the process parameters and attributes that shall be monitored to demonstrate process control over time. Process Control Plans shall be maintained by SUPPLIER and be readily accessible to floor personnel.

~~•~~	Master Process Validation Plan documenting all the necessary Installation Qualifications (IQ), Operational Qualifications (OQ) and Process Qualifications (PQ) activities. The master validation plan (MVP) shall identify all systems, processes, and methods that are considered “special” and therefore require validation. In addition, the MVP shall identify those processes, operations and inspections that require verification and/or qualification only, (e.g. gage reliability and reproducibility studies, operator qualification, etc.). The MVP shall also identify the relative sequence for conducting such validation and verification efforts. Documentation to be maintained by SUPPLIER shall be in a readily accessible location. A process validation summary shall be required for Stryker Instruments Design History Files with references to the hard copies of all process validation documents. Hard copies of all Process Validation documentation to be furnished to Stryker Instruments as necessary upon request. It is also recommended that the SUPPLIER maintains a validation registry.

~~•~~	Equipment Qualifications, e.g. Installation Qualification (IQ) and an Operational Qualification-Equipment (OQ-E) with approved protocols and test reports.

~~•~~	Process Validations, e.g. Operational Qualification-Process (OQ-P) and Performance Qualification (PQ) with approved protocols and test reports which include test data.

~~•~~	Manufacturing Assembly Procedures
5

~~•~~	Quality Inspection Procedures.

~~•~~	Certificates of Conformance (CofC). If Stryker specifications require SUPPLIER to provide certificates of conformance, the SUPPLIER shall provide supporting process documentation defining the review and approval process for the specified certificate of conformance.

•	Traceability Documentation and Procedures. SUPPLIER may manufacture and package the devices for design validation for which traceability of components and processes shall be maintained by SUPPLIER. Documentation to be traceable back to a design specification or Product Development Plan.

•	Pre-release Product Design Changes initiated by SUPPLIER that could potentially impact form, fit, or function of components or product or regulatory clearances, shall be jointly reviewed and approved by Stryker Instruments and SUPPLIER prior to implementation of the changes. This includes any changes to materials, sub-tier suppliers, production or assembly processes, packaging, or labeling. Refer to Stryker Instruments Supplier Change Management Guidelines and Supplier Change Request Form (SCRF).

•	Product Costing. SUPPLIER is responsible for maintaining product cost records per local SUPPLIER procedures. Responsibility to include, but not limited to, annual cost roll, assessing impacts of design and/or manufacturing changes on product cost, loading of BOM changes, and new components information.

•	Device Master Record (DMR). SUPPLIER is responsible for generation of the released Device Master Record for said product. This shall include released manufacturing procedures, all released drawings and/or product specification documents for each component, the released Bill of Materials, released quality inspection procedures, released instructions for use, and released labels. A copy of this record is to be provided to Stryker Instruments on either an electronic or hard copy.

•	Device History Records (DHR). SUPPLIER is responsible for the maintenance and storage of the Device History Records resulting from the realization for said product. SUPPLIER is responsible for ensuring that such records are properly preserved. These records are to be accessible to Stryker Instruments preferably immediately or within 48 hours. SUPPLIER shall furnish to Instruments either electronic or hard copies.

•	Design Transfer of relevant documentation to ensure proper transferring of components and finished device specifications and bill of materials from pre-release to production release status.

•	Supplier Production Part Approval Process (PPAP). The design development process will culminate in the submission of PPAP documentation. SUPPLIER PPAP documentation will confirm SUPPLIER clearly understands all Stryker engineering design requirements and specifications and that the SUPPLIER”S manufacturing process has the potential to produce parts meeting requirements during production.

3.4	Subcontractors Selection and Management

•	SUPPLIER in conjunction with Stryker Instruments shall be responsible for selecting and qualifying subassembly and component suppliers. Critical outsourced process shall be noted in the master validation plan (MVP). SUPPLIER is responsible for monitoring the supplier’s performance, notifying them of changes, providing incoming inspection and storage of purchased components, and resolving nonconforming material issues. Suppliers shall be qualified prior to production release and be placed on SUPPLIER’S Approved Supplier List.
6

•	Once subcontractors are approved and qualified SUPPLIER shall be responsible for the monitoring of on-going performance of these subcontractors and ensure subcontractor compliance with any applicable terms of the Agreement and compliance with QSR/cGMP requirements.

•	Subcontractor changes for reason of delivery, quality, cost, etc., are the responsibility of SUPPLIER. Qualification and approval of supplier is to follow SUPPLIER’S supplier qualifications procedure(s). Per Stryker Instruments Supplier Change Management Guidelines, Stryker Instruments shall be notified prior to implementing Supplier changes.

•	Supplier shall include a clause in purchasing documents that requires sub-contractors to notify SUPPLIER of proposed changes prior to implementation.

•	Supplier further agrees to provide and to cause its suppliers to provide Stryker with any manufacturing data that Stryker may at any time be required to submit to the FDA, Health Canada, Therapeutic Goods Administration, Medsafe, all European Competent Authorities or any other applicable regulatory body.

3.5	Repair Plan

•	Repair for this product will be covered by Stryker.

3.6	Manufacturing and Sterilization Processes
7

Stryker Instruments shall be responsible for:
•	Reviewing and approving any revisions to product test requirements prior to implementation.
•	Defining instructions and authorizations for rework of returned product as well as any testing to be performed.
•	Stryker Instruments shall review and approve SUPPLIER’S LAL requirements, sterilization validation plan and test reports.
•	Reviewing manufacturing variances that potentially could affect form, fit, and function and cannot be reworked to a conforming status.

SUPPLIER shall be responsible for:
•	All verifications, validations, equipment qualifications, equipment calibrations, and servicing related to the manufacturing, assembly and sterilization processes.
•	SUPPLIER shall determine the sterilization validation requirements, which shall include, without limitation, that the shelf life expiration date specified on the packaging shall not be less than 36 months from the date of shipment.
•	Maintaining all relevant and applicable manufacturing documentation (manufacturing process map, PFMEA, production control plan, assembly procedures, inspection procedures, etc.) up-to-date. Manufacturing process control documentation shall be accessible to the production floor. Copies are to be provided to Stryker Instruments.
•	Informing Stryker Instruments of any suspect product, known potential defects, or nonconformities that may have occurred during production of said product prior to delivery.
•	Guaranteeing the production of said product by SUPPLIER conforms to all approved assembly procedures and manufacturing process control documentation.
•	Releasing Sterile lots by verifying whether sterilization requirements were met.
•	Managing Sterilization Validation and any re-validations thereafter. SUPPLIER shall also execute LAL-testing if required.
•	Executing the master validation plan. Notifying Stryker Instruments when there is a proposed change to a previously validated process. And if the proposed change is approved by Stryker Instruments, developing and executing the agreed to revalidation plan.

3.7	Regulatory Matters: Complaints, Adverse Event Reporting, Recalls and Remedial Action

3.7.1	Regulatory Matters

•	SUPPLIER will maintain all 510(k)s with respect to the products and shall be primarily responsible for maintaining 510(k) clearances that are required for the marketing of the products, notwithstanding any 510(k)s and clearances hereafter maintained by Stryker. Stryker will have the right to use Supplier's 510(k)s with respect to the products in connection with Stryker's marketing or sale of the products or performance under any agreement with Supplier. Unless otherwise notified in writing by Stryker, SUPPLIER will maintain its CE marking for the products and will comply with the applicable clauses of the European Medical Device Directives required to retain CE marking for the products. Stryker and Supplier shall cooperate fully to obtain and maintain such clearances, acceptances and approvals and shall furnish such information regarding the products, their design and manufacture, and marketing as either Stryker or Supplier may reasonably request in connection therewith, including any information requested by Stryker to build a product technical file for the products. Upon request, SUPPLIER shall use its best efforts to prepare and deliver to appropriate regulatory agencies any part of the technical file necessary for approval or clearance by such agencies for marketing and sale whether on behalf of Supplier or Stryker.
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3.7.2	Compliant Handling

Stryker Instruments shall be responsible for:
•	Receiving, logging, and tracking complaints.
•	Assigning complaint a investigator and determining investigation method.
•	Assisting in the identification and implementation of any necessary measures required that result from repeated complaints deemed related to the product design.

SUPPLIER shall be responsible for:
•	Notifying Stryker Instruments whenever supplier acquires any information that may suggest product failures.
•	Supporting Stryker Instruments by completing complaint investigations for manufacturing-related complaints, as requested.
•	Supporting Stryker Instruments by completing failure analysis, failure cause investigation, and corrective/preventative actions with regard to field performance.
•	Closing manufacturing-related complaints within 30 days unless otherwise agreed upon by both parties.

3.7.3	Medical Device Reporting

Stryker Instruments shall be responsible for:
•	Reviewing all complaints received in order to recognize any complaints which may necessitate filing a Medical Device Report.
•	Informing SUPPLIER of any case in which a Medical Device Reports is necessary.
•	Filing the applicable Medical Device Report and furnish a copy to SUPPLIER within the require time frame outlined in 21 CFR 803.20.

SUPPLIER shall be responsible for:
•	Evaluating Stryker Instruments decisions regarding Medical Device Report filing.
•	Supporting the investigation as needed.
•	Notifying Stryker Instruments whenever Supplier acquires information that may require a Medical Device Report (MDR) filing.
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3.7.4	Regulatory Product Actions

Stryker Instruments shall be responsible for:
•	Communicating any fact, condition, circumstance or event (whether actual or potential) concerning or related to the product mentioned in this Agreement which may reasonably require recall or market withdrawal of the product to SUPPLIER within 24 hours.
•	Bearing all expenses related to the product mentioned in this Agreement subject to recall or remedial action to the extent that the recall was necessitated by Stryker Instruments’ design, storage or distribution of the product mentioned in this Agreement.
•	Providing such cooperation as SUPPLIER may reasonably request is connection with the product mentioned in this Agreement subject to recall or remedial action.
•	Maintaining a system for the traceability of the product mentioned in this Agreement shipped from Stryker Instruments’ stock to end users. The system will, at a minimum, comprise dates and catalog numbers, and such information shall be available to SUPPLIER at any time upon their request. Such data shall be maintained by Stryker Instruments and made available to SUPPLIER upon request for 10 years, whether or not this Agreement remains in effect.
•	Acting as the primary contact entity for any communications to any government entity, regulatory body, the media and customers concerning any recall or remedial action.
•	Supplier, at its cost and expense, shall promptly issue credit to Stryker for any recalled Product and shall pay all reasonable out-of-pocket expenses incurred in effecting such Recall, including any shipping costs related to the return and/or replacement of the defective Products.

SUPPLIER shall be responsible for:
•	Communicating any fact, condition, circumstance or event (whether actual or potential) concerning or related to the product mentioned in this Agreement which may reasonably require recall or market withdrawal of the product to Stryker Instruments within 24 hours.

•	Bearing all expenses, including but not limited to, preparing customer lists and letters; mailing expenses; media notices or other public announcements and any other necessary notices; legal and/or regulatory counsel; destruction, return, repair and/or replacement of the recalled or withdrawn product, including the cost of shipping and freight, with it being understood that SUPPLIER shall be responsible for such recall expenses to the extent that the recall or remedial action was necessitated by Supplier's manufacture, design or sterilization of the products mentioned in this Agreement or in the procedures established by SUPPLIER for the packaging, labeling, handling, storage or distribution of the product mentioned in this Agreement.
•	Providing such cooperation as Stryker Instruments may reasonably request in connection with the product mentioned in this Agreement subject to recall or remedial action.
•	Numbering products in order that they may be traced back to the manufacturing lot in the case of a recall or remedial action.
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3.7.5	FDA Communications.

•	Notwithstanding anything to the contrary in this Agreement, Supplier shall not initiate or participate in any communications with the FDA concerning the subject matter hereof without the express prior written consent of Stryker. Notwithstanding the foregoing, Supplier may communicate with the FDA without Stryker's prior written consent in the event such communication is expressly required by applicable federal law. When practicable, Supplier shall use reasonable efforts to consult with Stryker prior to any such communications.

4    Packaging Requirements

The necessary product specifications shall be identified within the CAD drawings and/or product specification documents.  Instruments R&D shall be responsible for developing said specifications and establishing critical tolerance parameters.  SUPPLIER shall be responsible for complying with the defined packaging specifications.

5    Purchase Orders

Stryker Instruments shall be responsible for:
•	Coordinating with SUPPLIER on supplier selection process.

SUPPLIER shall be responsible for:
•	Purchasing and performing supplier selection in coordination with Stryker Instruments.
•	Maintaining and accepting testing of all required components and new materials. Acceptance criteria shall be based on Stryker Instruments design specifications.
•	Maintaining Approved Supplier List.
•	Maintaining Supplier Performance Management.

6    Order Acknowledgement

The following documentation shall be provided from SUPPLIER to Stryker Instruments to acknowledge receipt of a purchase order:
1.	Stryker Instruments Purchase Order Number
2.	Quantity
3.	Promised Delivery Date
4.	Current Revision Number
5.	Part Number
6.	Product Name

7    Delivery Documentation

The following documents shall accompany each order from SUPPLIER to Stryker Instruments:

1.	Part Number
2.	P.O. Number
3.	Release Number
4.	Quantity
5.	Inspection results
6.	Lot Number
7.	Certificate of Conformance
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8    Delivery Rejection

Stryker Instruments retains the right to reject said product delivery upon occurrence of one and/or more of the following:
•	Received product does not comply with said delivery specifications per this Agreement.
•	Received product does not comply with the Purchase Order.
•	Product and/or packaging defects occurring during shipment.
•	Product rejection at Incoming Quality Assurance at Stryker Instruments following an unsatisfactory inspection in accordance with a set sampling plan.

Stryker Instruments shall notify SUPPLIER immediately upon receiving notice of a potential delivery rejection.

9    Product/Process Changes

Supplier will not make any change to the product, process, materials, formulation, packaging, labeling, software, environment conditions, quality assurance processes, equipment, production location or subcontractor that could in anyway affect the quality of the finished device, without prior written notification and where appropriate, approval from Stryker.  MATL-fm-50015 Supplier Change Request Form (SCRF) shall be used to notify Stryker Instruments of changes as described above.  (Also reference MATL-gd-40345, Stryker’s Supplier Change Management Guidelines).

All potential post-release product, material and/or process (manufacturing or assembly) changes shall be processed in accordance with MATL-gd-40345 Supplier Change Management Guidelines – to obtain copies of the guidelines or Stryker Supplier Change Request Form (SCRF) see Stryker Instruments supplier website to download a copy http://www.stryker.com/en-us/support/029672.  Any change potentially having an impact on the product shall be approved prior to implementation.  In addition to local SUPPLIER approvals, Stryker Instruments R&D, Stryker Instruments Manufacturing, Stryker Instruments Supplier Quality, and Stryker Instruments QA/RA shall also approve SUPPLIER changes prior to implementation.  Any change that has an impact on product appearance, in addition to local approvals, shall be approved by Stryker Instruments R&D, Instruments QA/RA, and Instruments Marketing.

Note, in the event that it is even mildly questionable whether or not a potential change could have an impact on the product performance or appearance, Instruments R&D and/or Instruments QA/RA shall be consulted prior to implementing the change.
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10     Financial Responsibility

SUPPLIER shall assume all financial responsibility related to capital investment and equipment costs related to the manufacture of said product.  This shall include, but not limited to, new equipment and necessary tooling that shall be used in production.

In the event product changes and/or modifications are being submitted by Stryker Instruments, Instruments R&D shall assume all responsibility for development costs of said product changes, including, but not limited to, prototype tooling, sterility validation costs, and biocompatibility costs.  In addition, Instruments shall assume responsibility for costs related to process validation activities (sterility, materials, etc.).  If the product changes and/or modifications are being submitted by SUPPLIER, SUPPLIER shall be responsible for the aforementioned costs.

In the unlikely event that the product changes and/or modifications are not implemented, the party initiating the changes, Stryker Instruments or SUPPLIER, shall assume financial responsibility for those costs incurred to advance and implement the changes.

11 Record Retention

SUPPLIER shall maintain quality records for parts and materials affecting Stryker Instruments product for a minimum of seven (7) years after shipment unless otherwise specified.  These retention requirements do not supersede any statutory or regulatory requirements.  All specified retention periods shall be considered “minimums”.

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12 Formal Problem-Solving

SUPPLIER shall have a defined process for problem-solving leading to root cause identification.  Corrective action plans shall be submitted to Stryker Instruments Supplier Quality Engineering as required per the due date indicated.  In general, non-conformance reports (NCRs) issued for incoming or in-process non-conformances are due in 30 days.  Supplier Corrective Action (SCA) Requests are typically due within 30-60 days depending on the type of non-conformance reported, e.g. audit finding, systemic issue, or other.

In the event that on-going quality problems are experienced with SUPPLIER, Stryker Instruments may escalate the issue through several phases depending on the supplier’s responsiveness and corrective action effectiveness.  The typical escalation path is as follows:

At minimum, Phase I Output shall include a Formal Supplier Executive Management signed response plan which defines responsible resources and timing.  Regular follow-up conference calls and/or meetings will continue until the issue is addressed and satisfactorily closed.

For Phase II, the supplier will be placed on New Business Hold (NAFNB) and Probation (level 0).  The additional activities will be dependent upon the supplier’s responsiveness and corrective action plan.  Regular follow-up conference calls and/or meetings will continue until the issue is addressed and satisfactorily closed.

Failure to respond long term will result in desourcing.
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13 Quality Performance Expectations

SUPPLIER shall strive to achieve Stryker Instruments supplier quality performance targets which include the following:

•	Supplier First Pass Yield (FPY) score of 100%
•	Zero Defects per Million (DPM)
•	100% Part Availability (PA)
•	Pricing per terms of the Agreement
•	Initial Corrective Action Response(s) within 30 days
•	100% Total Quality Index (TQI)

To facilitate achievement of some of these quality performance targets, Stryker Instruments will provide SUPPLIER access to the Stryker Instruments Supplier Portal.  The portal provides real time visibility into SUPPLIER’S performance for defects per million (DPM), part availability (PA), cost and total quality.  There is no charge for portal access.  If performance targets are not achieved, SUPPLIER shall develop action plans and corrective/preventive actions to improve performance to acceptable levels.

14 Contact Information

SUPPLIER
Address 1
Address 2
City, State XXXXX
Ph:
Fax:
e-mail:

STRYKER INSTRUMENTS
Address 1
Address 2
City, State XXXXX
Ph:
Fax:
e-mail:

NOTE:  The contents of this document are not strictly limited to the requirements identified here.  The contents of this document may be modified, removed, and/or added to as deemed applicable by the responsible parties denoted to review and approve the document.
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EXHIBIT E
EQUIPMENT PLACEMENT TERMS

1.            Use and Location of Equipment.

(a)            Stryker agrees to place, or has already placed, the Equipment listed on Schedule A attached hereto (the "Equipment") on temporary loan to Supplier at Supplier's manufacturing facility located at 3845 Corporate Centre Drive, O'Fallon, Missouri ("Facility") for the limited use by Supplier within the terms set forth herein.  The parties acknowledge and agree that the Equipment may only be used by Supplier in the manufacture of the Products for Stryker.   Supplier shall hold the Equipment as bailee described in this Exhibit.  Supplier does and shall continue to have full ownership of the Equipment as bailor.

(b)            Supplier shall not move or transfer the Equipment from its Facility, or make any alterations, additions or improvements to the Equipment not approved or recommended by Stryker. Supplier shall keep the Equipment in a safe and secure location and use the Equipment in accordance with the Equipment operating manuals and instructions. Stryker shall have the right, at reasonable times and after reasonable notice to Supplier, to enter Supplier's Facility to inspect or otherwise protect Stryker's interest in the Equipment and its rights hereunder.

(c)   During the Term, Supplier shall be responsible for making all repairs and replacements required to be made in order to maintain the Equipment in good condition, ordinary wear and tear excepted, and perform preventative maintenance on all Equipment per manufacturer (or Stryker) suggested maintenance schedules.  Copies of documentation of calibration and/or preventative maintenance procedures will be forwarded to Stryker within five business days of Stryker's request.   Supplier shall be responsible for any loss of or damage to, the Equipment resulting from its use, handling or storage of the Equipment.  Upon expiration or termination of Supplier's obligation hereunder, the Equipment shall be removed from the Facility and returned to Stryker at Stryker's expense. Notwithstanding the foregoing provision, Stryker may, at any time and for any reason, pick up or claim the Equipment from Supplier.

(d)            The parties agree that additional items of equipment purchased by Stryker and installed at the Facility from time to time for use for such purpose may be added to the "Equipment" as that term is defined herein by supplements to Schedule A.  Such additional Equipment shall be subject to the terms and conditions of this Agreement.

2.            Ownership of Equipment.  Supplier agrees as follows: (i) Supplier shall not sell, transfer, pledge, hypothecate or allow any lien or other encumbrance of the Equipment, and shall defend Stryker's right, title, and interest in and to the Equipment; (ii) Supplier will allow the Equipment to be used only by competent employees, or subcontractors in a careful manner solely in the manner for which such Equipment was intended to be used; (iii) Supplier shall have possession of the Equipment only and title to such Equipment shall be and remain in Stryker at all times; (iv) Supplier will promptly pay all taxes, assessments and other governmental charges levied or assessed upon the use or operation of the Equipment by Supplier, and (v) Supplier shall, at all times, comply with all applicable laws, ordinances, regulations and standards applicable to the Equipment or the installation, use or operation thereof.  Unless Stryker has already done so, Supplier will firmly affix to the Equipment, in a conspicuous place, decals or other markings showing Stryker as owner of the Equipment. Supplier will replace any such markings or decals that become defaced, illegible or are removed without Stryker authorization.
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3.            Security Interest.   Supplier grants Stryker a security interest in the Equipment and in all proceeds of the Equipment.  The security interest secures all indebtedness and obligations that Supplier now or in the future owes to Stryker, including, without limitation, all of Supplier's obligations under the Agreement.  Supplier is granting this security interest to Stryker solely to assure that Stryker's rights in and ownership of the Equipment are superior to any claims of any present or future creditors of Supplier, including any trustee in bankruptcy, and the granting of this security interest shall not detract from or impair Stryker's ownership of the Equipment.

4.            Disclaimer of Warranties.  The Equipment is being provided for the use of Supplier as an accommodation to Supplier.  Stryker makes no representations or warranties as to the condition or operation of the Equipment.  THE EQUIPMENT IS PROVIDED AND SUPPLIER ACCEPTS THE EQUIPMENT ON AN "AS IS" "WHERE IS" BASIS AND WITH ALL FAULTS AND DEFECTS.  STRYKER HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, QUALITY, DESIGN, CONDITION, SUITABILITY, MERCHANTABILITY OR PERFORMANCE OF THE EQUIPMENT AND SHALL HAVE NO OBLIGATION TO INSTALL ERECT, TEST, ADJUST OR SERVICE THE EQUIPMENT.

5.            Survival. The foregoing terms shall continue for so long as the Equipment has not been returned to Stryker hereunder.

SCHEDULE A to EXHIBIT E
EQUIPMENT LIST

Printer:
Zebra 170 Xilll
SN: 70c08510071

Computer:
Ins002423
SN: 2ua90701t6
PN: aj411av

Monitor:
SN: 3cq91304jp
PN: gps36a

EXHIBIT F
PATENT RIGHTS

[Redacted** (1 page)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

EXHIBIT G
RETAINED INTELLECTUAL PROPERTY RIGHTS

[Redacted** (1 page)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.